UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.     )

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AMERICAN AIRLINES GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MEETING NOTICE OF OF STOCKHOLDERS 2018 ANNUAL pAND PROX Y STATEMENT pAmerican Airlines Group Inc. p p p p

April 30, 2018

To Our Stockholders:

On behalf of the Board of Directors of American Airlines Group Inc., we invite you to attend the 2018 Annual Meeting of Stockholders to be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Wednesday, June 13, 2018, at 9:00 a.m. local time. The attached Notice of 2018 Annual Meeting of Stockholders and Proxy Statement describes the formal business to be transacted and procedures for voting at the meeting.

It is important that your shares be represented at the Annual Meeting and, whether or not you plan to attend the Annual Meeting in person, we request that you vote in advance on the matters to be presented at the meeting. Thank you for your continued support.

Sincerely,

W. Douglas Parker
Chairman of the Board of Directors and Chief Executive Officer

The accompanying Proxy Statement is dated April 30, 2018, and is first being released to stockholders of American Airlines Group Inc. on or about April 30, 2018.

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME: Wednesday, June 13, 2018 9:00 a.m., local time PLACE: Latham & Watkins LLP 885 Third Avenue New York, New York 10022 RECORD DATE: April 16, 2018	MEETING AGENDA
	1	A proposal to elect 12 directors to serve until the 2019 annual meeting of stockholders and until their respective successors have been duly elected and qualified
	2	A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018
	3	A proposal to consider and approve, on a non-binding, advisory basis, executive compensation as disclosed in the attached Proxy Statement
	4	A proposal to amend our Restated Certificate of Incorporation to enable stockholders who hold at least 20% of our outstanding common stock to call special meetings
	5	A shareholder proposal to enable stockholders who hold at least 10% of our outstanding common stock to call special meetings
	6	Such other business as properly may come before the 2018 Annual Meeting of Stockholders or any adjournments or postponements of the Annual Meeting

VOTE IN ADVANCE OF THE MEETING	VOTE IN PERSON AT THE MEETING
Vote your shares at www.proxyvote.com.	See page 1 —“Requirements to Attend Annual Meeting” for details on admission requirements to attend the Annual Meeting.
Call toll-free number 1-800-690-6903
Sign, date and return the enclosed proxy card or voting instruction form.

For additional details on Internet and telephone voting and attendance at the meeting, please see page 2 of the Proxy Statement.

    Important notice regarding the availability of proxy materials for the Annual Meeting:

    Our Proxy Statement and 2017 Annual Report on Form 10-K are available at www.proxyvote.com.

You can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you can make this election by going to its website (www.astfinancial.com) or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

By Order of the Board of Directors of American Airlines Group Inc.,

Caroline B. Ray
Corporate Secretary

PLEASE READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT AND WE

ENCOURAGE YOU TO VOTE BY SUBMITTING A PROXY OR VOTING INSTRUCTIONS PROMPTLY.

PROXY STATEMENT SUMMARY

This summary contains highlights about our Company and the upcoming 2018 Annual Meeting of Stockholders (the “Annual Meeting”). This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2017 that accompanies this proxy statement before voting.

2018 Annual Meeting of Stockholders

Date and Time: Wednesday, June 13, 2018 at 9:00 a.m., local time	Location: Latham & Watkins LLP 885 Third Avenue New York, New York 10022
Record Date: April 16, 2018	Proxy Mail Date: On or about April 30, 2018.

Voting Matters and

Board Recommendations

Matter	Board Recommendation	Page
1. Election of Directors	FOR each Director Nominee	5
2. Ratification of Public Accounting Firm	FOR	15
3. A proposal to consider and approve, on a non-binding, advisory basis, executive compensation as disclosed in the attached Proxy Statement	FOR	17
4. A proposal to amend our Restated Certificate of Incorporation (“Charter Amendment”) to enable stockholders who hold at least 20% of our outstanding common stock to call special meetings	FOR	19
5. A shareholder proposal to enable stockholders who hold at least 10% of our outstanding common stock to call special meetings	AGAINST	21

2017 In Review

2017 was a great year for American Airlines thanks to the work of our over 120,000 full-time equivalent team members.

We are focused on four long-term strategic objectives to guide our thinking and decisions and keep the entire team focused on managing American for the long-term. They are: Create a World-Class Customer Experience, Make Culture a Competitive Advantage, Ensure Long-Term Financial Strength and Think Forward, Lead Forward.

Create a World-Class Customer Experience

We are delivering value to all customers, especially premium customers, as well as driving operational excellence and strengthening our network by growing where we have a competitive advantage. During 2017:

•	We recorded our best on-time departure and arrival performance since 2003, and our best baggage handling performance since DOT began reporting in 1994.

•	We expanded the airline’s global footprint by launching Los Angeles-to-Beijing service, and announced service from Philadelphia to Prague, Czech Republic, and Budapest, Hungary; Dallas-Fort Worth to Reykjavik-Keflavik, Iceland; and Chicago-O’Hare to Venice, Italy, which will start this summer.

•	We operate the youngest fleet among our peers and invested $4.1 billion in new aircraft, including our first Boeing 737 MAX. By the end of 2018 we expect to induct a total of 20 new MAX aircraft, which are replacing older, less fuel efficient aircraft.

•	We introduced new streaming-capable satellite-based internet access on narrowbody aircraft, starting with the 737 MAX and expanding soon to most of our domestic mainline fleet.

•	We introduced Basic Economy to compete with ultra low-cost carriers. This product is now offered nationwide and to leisure markets in Mexico and most of the Caribbean. We expect to expand it to some trans-Atlantic routes this spring.

•	We expanded Premium Economy, which offers a wider seat, more legroom, an amenity kit, and enhanced meal choices on international flights. As

2018 Proxy Statement |	i

of March 14, 69 widebody aircraft offer this product. We expect to offer Premium Economy on most of our widebody fleet by mid-2019.

•	We launched new products to meet customer demand, including the expansion of American’s best-in-class lounges by opening Flagship First Dining, a new exclusive experience for customers in Flagship First on international and A321T transcontinental flights. American now offers Flagship First Dining in Miami, Los Angeles, and New York- JFK. American is the only U.S. airline that offers international first class.

Make Culture a Competitive Advantage

American is creating an environment that cares for frontline team members, develops innovative, inspiring, and caring leaders, and equips our team with the tools to support our customers.

•	We awarded each team member with two complimentary round-trip tickets across American’s global network to commemorate being named Air Transport World’s 2017 Airline of the Year.

•	After hurricanes hit the Caribbean and Florida, American Airlines team members worked together to help the people of San Juan, Puerto Rico and other affected parts of the region. American and our team members delivered more than 2.5 million pounds of relief supplies, raised almost $2 million for the American Red Cross and contributed $788,000 to the Family Fund to provide emergency assistance to team members.

•	We invested more than $300 million in facilities and equipment including renovations to team member spaces, mobile devices for pilots and flight attendants, and the One Campus One Team initiative at our global support center in Fort Worth.

•	We kept team member pay competitive through initiatives such as a mid-contract salary increase for pilots and flight attendants and continued step increases, as well as a mid-contract pay increase for mechanics and fleet service workers. In early 2018 we also shared benefits of the recent Tax Cuts and Jobs Act through $1,000 payments to all non-officer team members.

•	We introduced best-in-industry maternity and adoption benefits.

•	We conducted our first team member engagement survey in over a decade, and we will continue to act on the results so that American continues to improve as a workplace.

•	We provided customer service skills training to 35,000 team members through Elevate the Everyday Experience training.
•	We rolled out our Leadership Model during 2017, which defines the attributes and expectations for leaders at American. Training was initiated to build skills that include improved listening and coaching to help our team lead differently. In 2017, 4,000 leaders participated in leadership training designed to help them support our frontline team members. Higher level leaders underwent additional training to further listening and coaching skills during 2017, and this same training will roll out more broadly in 2018. We also began development of implicit bias training for leaders and our frontline team during 2017. All of this training supports our imperative to make culture a competitive advantage for American Airlines by building leaders who support the frontline team.

Ensure Long-Term Financial Strength

To ensure our long-term competitiveness in the global aviation industry, we are focused on capturing the efficiencies created by the merger, delivering on American’s earnings potential, and creating value for our stockholders. In the four full years since the merger closed, the company’s cumulative pre-tax earnings were $15.2 billion, or $19.4 billion excluding net special items.

•	We reported a 2017 pre-tax profit of $3.1 billion, or $3.8 billion excluding net special items.

•	We returned $1.7 billion to shareholders in 2017, including the repurchase of 33.9 million shares and dividend payments of $198 million.

•	Since mid-2014 we have returned $11.4 billion to shareholders, reducing our share count by 37 percent to 475.5 million shares at the end of 2017.

See Annex A for a reconciliation of pre-tax profit excluding net special items, a non-GAAP measure.

Think Forward, Lead Forward

We are committed to re-establishing American as an industry leader by creating an action-oriented culture that moves quickly to bring products to market, embraces technological change and quickly seizes upon new opportunities for our network and our product.

•	We acquired 2.7% of the outstanding shares of China Southern Airlines, the largest airline in China.

•	We extended our trans-Atlantic Joint Business Agreement with our airline partners.

•	We committed more than $1.6 billion to improve LAX Terminals 4 and 5, setting the stage for American to receive additional gates, strengthen our Pacific gateway and be the pre-eminent airline for Los Angeles.

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•	We have agreed on a new lease that will redevelop ORD over the next 10 to 15 years, giving us further room to grow our ORD operation. We built a five-gate expansion at ORD Terminal 3, giving American a new advantage at this key competitive hub.

Our Commitment to Sustainability

•	With our industry leading fleet renewal program, we continue to aggressively retire older aircraft and replace them with new, more fuel-efficient aircraft. By year-end 2017, we had introduced 496 new aircraft into the fleet since our merger, and retired 469 older aircraft, giving us the youngest fleet amongst the largest airlines. New aircraft entering American’s fleet, like the Boeing 737 MAX, improve per seat fuel efficiency by up to 40% and thus dramatically reduce emissions over similarly sized older aircraft.
•	For 2017, American achieved a 2.5% improvement in fuel efficiency and it is now 5.4% more efficient than it was in 2014. Over the last 3 years American emitted approximately 4.9 million metric tons of CO2 less than it would have if its fuel efficiency had remained at its 2014 level.

•	We received, for the 16th consecutive year, the highest possible ranking by the Human Rights Campaign in the 2017 Corporate Equality Index.

•	Our team members participated in more than 21,000 volunteer events in their communities, contributing more than 155,000 hours of volunteer time in the communities where they live and where we provide service. In addition, as part of the Company’s Flights for 50 awards program, our team members donated more than 20 million frequent flier miles to nonprofit organizations in their communities.

Stockholder Engagement and Governance

We welcome and value communication with our stockholders. The following corporate governance and Board practices ensure accountability and enhance effectiveness in the boardroom:

Our Governance Best Practices

✓    Annual Board elections

✓    Majority voting standard

✓    11 of 12 director nominees are independent

✓    Robust Lead Independent Director role with responsibilities that conform to leading governance practices

✓    Routine review of Board leadership structure

✓    Regular executive sessions held without management present

✓    Stockholder right to proxy access

✓    Annual Board, committee and director evaluations

✓    Annual review of Board and committee composition

✓    All members of the Audit Committee are designated financial experts

✓    Diverse Board

✓    Significant stock ownership requirements for directors and senior vice presidents and above

✓    Comprehensive risk management with Board and committee oversight

✓    Commitment to corporate social responsibility

Executive Compensation—How We Link Pay and Performance

Our CEO and other executive officers have demonstrated their commitment to fair pay and pay for performance by initiating the following exceptional actions with respect to their compensation.

•	Since 2015, at Mr. Parker’s request, we provide 100% of his direct compensation in the form of equity incentives in lieu of base salary and annual cash incentive compensation. That has helped to advance our commitment to paying for performance and aligning Mr. Parker’s interests with that of our stockholders. More than half of these equity incentives will be earned not earlier than the third anniversary of the grant date based on our relative pre-tax income margin and total stockholder return (TSR) performance.

•	At his request, Mr. Parker’s target direct compensation has been historically set at below the average for his peers at Delta and United.

•	Also at his request, in 2016, our Compensation Committee agreed to eliminate Mr. Parker’s employment agreement so that he is no longer contractually entitled to receive a set level of compensation and benefits and is no longer protected by the change in control and severance provisions of that employment agreement.

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•	In 2017, at their request, all of our executive officers who were party to change in control and severance benefit agreements voluntarily terminated their agreements. As a result, none of our executive officers is now contractually entitled to cash severance or continued health benefits upon any termination, nor are we contractually obligated to provide a gross-up to cover any excise taxes incurred by any named executive officer under Section 4999 of the Internal Revenue Code.

Our executives’ compensation is heavily weighted towards variable cash and long-term equity incentives, linking our executives’ pay opportunity to the execution of Company strategies and enhancing the interests of our stockholders.

•	Our annual cash incentive program is based on pre-established pre-tax income targets (excluding special items). A pre-tax income measure maintains a focus on profitability and operating efficiency and is an effective measure of financial performance in our industry. In 2017, we achieved an adjusted pre-tax income of approximately $4.2 billion, which corresponded to achievement at 79.1% of the target level under the 2017 cash incentive program. Based on the funding level, each participating executive officer received a bonus at 79.1% of target.

•	Our 2017 equity incentive program for our named executive officers incorporates both performance- and time-vesting components, with the performance-vesting component weighted at least 50% by value. The performance-vesting component consists of restricted stock units that will be earned not earlier than the third anniversary of the grant date based on our relative three-year pre-tax income margin excluding special items as compared to that of a pre-defined group of airlines and our three-year relative TSR.

•	The Compensation Committee adopted the three-year relative TSR modifier for the performance-vesting component of the restricted stock units as a new measure under our equity incentive program in 2017. Adjusting performance achievement positively or negatively based on relative TSR demonstrates our commitment to generating returns for our stockholders and further aligns management with stockholder interests.

What We Do	What We Do NOT Do

✓  Stock Ownership Guidelines that align our executive officers’ long-term interests with those of our stockholders.

✓ Independent Compensation Consultant that is directly engaged by the Compensation Committee to advise on executive and director compensation matters.

✓ Annual Compensation Risk Assessment to identify any elements of our compensation program design or oversight processes that carry elevated levels of adverse risk.

✓ Equity Award Grant Policy that establishes objective, standardized criteria for the timing of equity awards granted to our team members.

✓ Tally Sheet Review. We conduct a comprehensive overview of total compensation targets and potential payouts.

✓ Clawback Policy for all cash and equity incentive compensation paid to our executive officers.

✓ At-Will Employment. None of our executive officers has an employment agreement.

✕ No Severance or Change in Control Agreements. None of our executive officers has a severance or change in control agreement.

✕ No Excessive Perquisites. Perquisites and other personal benefits are not a significant portion of any executive officer’s compensation. We do not provide company cars, personal club memberships, home security protection, private jet travel for personal use or protection on home sale loss in a relocation.

✕ No Guaranteed Bonuses. Our executive officers’ bonuses are 100% performance-based and at risk.

✕ No Payouts of Dividends accrued on unvested awards unless and until the award’s vesting conditions are satisfied.

✕ No Active Executive Retirement Plans. We do not maintain any active executive-only or supplemental retirement plans.

✕ No Hedging of our Stock or Pledging our stock as collateral for loans.

✕ No Excise Tax Gross-Ups to cover excise taxes in connection with a change in control.

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What are Proposals 4 and 5 and how does the Board recommend stockholders vote?

As set forth in Proposal 4, the Board of Directors has approved the Charter Amendment to permit stockholders who hold, in the aggregate, at least 20% of the voting power of the outstanding shares of the Company to call a special meeting of stockholders. While the Board of Directors recognizes that providing a stockholder right to call special meetings is consistent with corporate governance best practices, the Board of Directors also believes that special meetings of stockholders should be extraordinary events that are held only when strategic concerns or other similar considerations require that the matters to be addressed not be delayed until the next annual meeting. The Board of Directors believes that an ownership threshold of at least 20% is appropriate based on the Company’s current size and stockholder composition, as it would provide the Company’s stockholders with a meaningful right to request a special meeting, while mitigating the risk that corporate resources are wasted to serve the narrow self-interests of a few minority stockholders.

This proxy season, the Company received a stockholder proposal for consideration at the Annual Meeting requesting that the Company take the steps necessary to permit stockholders who hold at least 10% of the voting power of the outstanding shares of the Company to call a special meeting of stockholders. The stockholder’s proposal is set forth in Proposal 5. The Corporate Governance and Nominating Committee and the Board of Directors carefully considered the stockholder proposal and determined that, while a 10% ownership threshold to call a special meeting of stockholders would not be in the best interest of our stockholders, establishing an ownership threshold of at least 20%, along with appropriate procedural requirements, would achieve a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of the Company and its stockholders.

We are recommending that our stockholders approve the Charter Amendment, as set forth in Proposal 4, in order to allow stockholders who hold, in the aggregate, at least 20% of the voting power of the outstanding shares of the Company to call a special meeting of stockholders. We are recommending that our stockholders vote against the stockholder proposal in Proposal 5 because a lower 10% ownership threshold will unduly risk giving a stockholder or small group of stockholders a disproportionate amount of influence over the Company’s affairs.

For these reasons, the Board of Directors unanimously urges stockholders to vote “FOR” Proposal 4, the amendment to our Certificate of Incorporation to enable stockholders who hold at least 20% of our outstanding common stock to call special meetings, and “AGAINST” Proposal 5, the proposal to permit stockholders who hold at least 10% of the voting power of the outstanding shares of the Company to call a special meeting of stockholders.

2018 Proxy Statement |	v

PROXY STATEMENT

Proxy Statement Summary	i

The Meeting	1
Purpose, Place, Date and Time	1
Record Date; Stockholders Entitled to Vote	1
Requirements to Attend Annual Meeting	1
Quorum	1
Vote Required to Approve Each Proposal	1
Voting of Proxies	2
Revocation of Proxies	3
Solicitation of Proxies	3
Inspector of Election	3
Notice Regarding Internet Availability of Proxy Materials	3
Electronic Delivery of Proxy Materials	3
Householding of Proxy Materials	4

Proposal 1—Election of Directors	5
Election of Directors	5
Director Nominees	5
Board Diversity	6
Qualifications and Principal Occupations	6

Board Composition	13
How We Build a Board That is Right for American Airlines	13
Stockholder Recommendations or Nominations of Director Candidates	13

Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm	15
Ratification of Independent Registered Public Accounting Firm	15
Independent Registered Public Accounting Firm Fees	15
Policy on Audit Committee Pre-Approval	16

Proposal 3—Advisory Vote to Approve Executive Compensation (Say-on-pay)	17

Proposal 4—Approve an Amendment to our Restated Certificate of Incorporation to Enable Stockholders Who Hold at Least 20% of Our Outstanding Common Stock to Call Special Meetings	19

Proposal 5—Shareholder Proposal to Enable Stockholders Who Hold at Least 10% of Our Outstanding Common Stock to Call Special Meetings	21
Stockholder Proposal	21
Board of Directors Statement in Opposition	22

Security Ownership of Certain Beneficial Owners and Management	24

Information About the Board of Directors and Corporate Governance	27
Governance Overview	27
Board Leadership and Structure	27
Director Independence	28
Board Tenure	29
Board Diversity	29
Board Self-Evaluation	29
Board Meetings	29
Committees	30
Board Role in Risk Oversight	33
Risk Assessment with Respect to Compensation Practices	33
Annual Meeting Attendance	34

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THE MEETING

Purpose, Place, Date and Time

We are furnishing this Proxy Statement to our stockholders in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting and any adjournments or postponements of that meeting. The Annual Meeting will be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Wednesday, June 13, 2018, at 9:00 a.m., local time, for the purposes described in the accompanying Notice of Annual Meeting.

The approximate date we are first sending the Notice of Annual Meeting and accompanying proxy materials to stockholders, or sending a Notice Regarding the Availability of Proxy Materials and posting the proxy materials at www.proxyvote.com, is April 30, 2018.

When used in this Proxy Statement, the terms “we,” “us,” “our” and “the Company” refer to American Airlines Group Inc. and its consolidated subsidiaries. “AAG” refers to American Airlines Group Inc. (which previous to the merger with US Airways in 2013 was AMR Corporation) and “American” refers to AAG’s wholly-owned subsidiary American Airlines, Inc.

Record Date; Stockholders Entitled to Vote

Stockholders of record at the close of business on April 16, 2018 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. On the record date, there were 467,709,162 shares of our common stock, $0.01 par value per share (“Common Stock”), outstanding and eligible to be voted at the Annual Meeting. Each share of Common Stock entitles its owner to one vote on each matter submitted to the stockholders. As of the record date, approximately 24.5 million of the issued and outstanding shares of Common Stock were held in the Disputed Claims Reserve established in accordance with AMR Corporation’s fourth amended joint plan of reorganization. Pursuant to the plan, the shares held in the Disputed Claims Reserve will be voted by the disbursing agent holding these shares in the same proportion as the other outstanding shares of Common Stock are voted.

A list of the names of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at our headquarters, 4333 Amon Carter Blvd., Fort Worth, Texas 76155. The stockholder list will also be available at the Annual Meeting for examination by any stockholder present at the Annual Meeting.

Your vote is very important. You are encouraged to vote as soon as possible.

Requirements to Attend Annual Meeting

Stockholders who attend the Annual Meeting must check in at the registration desk in the lobby of the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022. At check-in, you must provide:

•	an admission ticket or other proof of ownership of our stock as of April 16, 2018 that is acceptable to us; and

•	valid government-issued picture identification.

You can find your admission ticket on your proxy card or with your voting instruction form. A copy of a statement from your broker showing your stock ownership is an acceptable form of proof of ownership. A driver’s license or passport is an acceptable form of government-issued picture identification. If you fail to provide the required admission ticket or proof of ownership and valid government-issued picture identification, you will not be admitted to the Annual Meeting.

Quorum

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock as of the record date is necessary to constitute a quorum at the Annual Meeting.

Vote Required to Approve Each Proposal

With respect to Proposal 1 (Election of Directors), in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote for the election of directors. A majority of the votes cast means that the number of votes cast “FOR” a nominee exceeds the number of votes cast “AGAINST” that nominee. Brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes (as defined below) are not

2018 Proxy Statement |	1

considered votes cast “FOR” or “AGAINST” a nominee’s election and will have no effect in determining whether a nominee has received a majority of the votes cast. In this election, an incumbent director nominee who does not receive the required number of votes for reelection is expected to tender his or her resignation to the Board of Directors in accordance with a policy adopted by the Board of Directors. Within approximately 90 days after certification of the election results of the stockholder vote, our Corporate Governance and Nominating Committee (or other committee as directed by the Board of Directors) will make a determination as to whether to accept or reject the tendered resignation. Following such determination, we will publicly disclose the decision regarding any tendered resignation in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

Approval of Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), Proposal 3 (Advisory Vote to Approve Executive Compensation), and Proposal 5 (Shareholder Proposal) will require the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote on the matter at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against each proposal. Approval of Proposal 4 (Management Proposal to Approve Charter Amendment) will require the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares as of the record date. Abstentions will have the same legal effect as voting against Proposal 4. Brokers do not have discretionary authority and are not entitled to vote on Proposals 3 through 5. Broker non-votes (as defined below) will have no effect on the outcome of Proposals 3 and 5 but will have will have the same legal effect as a vote against Proposal 4. Because brokers have discretionary authority to vote on Proposal 2, broker non-votes are not expected on Proposal 2.

Voting of Proxies

A proxy is a legal designation of another person to vote your shares on your behalf. If you are a stockholder of record, you may submit a proxy for your shares by using the toll-free number or the website provided on your proxy card. You also may submit a proxy in writing by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with the proxy materials. You will need to follow the instructions when you submit a proxy using any of these methods to make sure your shares will be voted at the Annual Meeting. You also may vote by submitting a ballot in person if you attend the Annual Meeting. However, we encourage you to submit a proxy by mail by completing your proxy card, by telephone or over the Internet, even if you plan to attend the Annual Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provides to you with the proxy materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and over the Internet. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot when you vote at the Annual Meeting. In any case, voting in advance by phone, Internet or mail or through your broker, bank or other nominee will not prevent you from voting in person at the Annual Meeting provided you follow the instructions set forth below.

If your shares are held by a broker, bank or other nominee in “street name” and you do not provide the broker, bank or other nominee with specific voting instructions, the broker, bank or other nominee that holds your shares generally may vote on “routine” proposals but cannot vote on “non-discretionary” (non-routine) proposals. We believe that Proposal 2 is routine and that Proposals 1, 3, 4 and 5 are non-discretionary. If the broker, bank or other nominee that holds your shares in “street name” returns a proxy card without voting on a non-discretionary proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting. The effect of broker non-votes on the outcome of each proposal to be voted on at the Annual Meeting is explained above. All properly executed proxies received by us by 11:59 p.m., Eastern Time, on Tuesday, June 12, 2018, and not revoked will be voted at the Annual Meeting in accordance with the directions noted in each proxy. In the absence of such instructions, shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the approval, on a non-binding, advisory basis, of executive compensation as disclosed in this Proxy Statement, “FOR” the Charter Amendment to enable stockholders who hold at least 20% of our outstanding common stock to call special meetings, and “AGAINST” the shareholder proposal to enable stockholders who hold at least 10% of our outstanding common stock to call special meetings.

If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement.

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Revocation of Proxies

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

•	giving notice of revocation to our Corporate Secretary, at American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155 (by mail or overnight delivery);

•	executing and delivering to our Corporate Secretary a proxy card relating to the same shares bearing a later date;

•	submitting a new proxy prior to the time at which the Internet and telephone voting facilities close; or

•	voting in person at the Annual Meeting.

If you revoke your proxy other than by voting in person at the Annual Meeting, we must receive the notice of revocation or new proxy by 11:59 p.m., Eastern Time, on Tuesday, June 12, 2018, the date prior to the date of the Annual Meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke your vote. The revocation must be made by the broker, bank or other nominee before your proxy is voted at the Annual Meeting. If you want to vote at the Annual Meeting, but your shares are held in “street name” by a broker, bank or other nominee, you will need to obtain proof of ownership as of April  16, 2018 and a proxy to vote the shares from such broker, bank or other nominee.

Solicitation of Proxies

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by e-mail, telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation for an anticipated fee of $25,000, plus expenses.

Inspector of Election

All votes at the Annual Meeting will be counted by Broadridge Financial Solutions, Inc., our inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be held on June 13, 2018

The Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at www.proxyvote.com.

Electronic Delivery of Proxy Materials

Stockholders can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you can make this election by going to AST’s website (www.astfinancial.com) and (1) clicking Client Login, then Shareholders & Investors, then Manage My Accounts, then select the type of Account—US Shareholder or Non Shareholder, then Login to Transact; (2) entering the information required to gain access to your account; and (3) clicking Receive Company Mailing via E-Mail, or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

This year, we intend both to mail our proxy materials to certain stockholders and to use the “Notice and Access” method of providing proxy materials to certain stockholders. Under the Notice and Access method, if you have not opted to receive an e-mail notification, you will receive by mail a simple “Notice Regarding the Availability of Proxy Materials,” which will direct you to a website where you may access proxy materials online. You will also be told how to request proxy materials (at no charge) via mail or e-mail, as you prefer. In order to eliminate the mailing of a paper notice and to speed your ability to access the proxy materials (including our Annual Report on Form 10-K for the year ended December 31, 2017), we encourage you to sign up for electronic delivery of the Notice Regarding Availability of Proxy Materials using the instructions described above.

2018 Proxy Statement |	3

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices Regarding the Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, please notify your broker, direct your written request to Caroline B. Ray, Corporate Secretary, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. Stockholders who currently receive multiple copies of the proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker.

4	2018 Proxy Statement |

PROPOSAL 1—ELECTION OF DIRECTORS

Election of Directors

Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated the 12 director candidates listed below under the section “Director Nominees.” Each nominee is currently a director of the Company.

The authorized number of directors is currently set at 13, and the Board currently consists of 13 members. Richard P. Schifter will not stand for re-election at the Annual Meeting. The Board has approved reducing the authorized number of directors to 12 effective as of the Annual Meeting. If elected as a director at the Annual Meeting, each of the nominees will serve a one-year term expiring at the 2019 annual meeting of stockholders and until his or her successor has been duly elected and qualified.

Each of the nominees has consented to serve as a director, if elected.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to elect the directors of the Company listed below under the section “Director Nominees” for a one-year term expiring at the 2019 annual meeting of stockholders and until his or her successors have been duly elected and qualified.

Director Nominees

Name	Age	Director Since	Principal Occupation	Independent	AC	CC	CGNC	FC
James F. Albaugh	67	2013	Advisor and consultant to financial services and investment firms; former President and Chief Executive Officer of The Boeing Company’s Commercial Airplanes business unit	✓		M	M
Jeffrey D. Benjamin	56	2013	Senior advisor to Cyrus Capital Partners, L.P.	✓		M		M
John T. Cahill Lead Independent Director	60	2013	Vice Chairman of The Kraft Heinz Company; former Chairman and Chief Executive Officer of Kraft Foods Group, Inc. and of The Pepsi Bottling Group, Inc.	✓	M		M
Michael J. Embler	54	2013	Private Investor; Former Chief Investment Officer of Franklin Mutual Advisers LLC	✓	M			M
Matthew J. Hart	66	2013	Former President and Chief Operating Officer of Hilton Hotels Corporation; former Chief Financial Officer of Hilton Hotels	✓	C
Alberto Ibargüen	74	2013	President and Chief Executive Officer of the John S. and James L. Knight Foundation; former Chairman of Miami Herald Publishing Co	✓	M	M
Richard C. Kraemer	74	2013	President of Chartwell Capital, Inc.	✓		C
Susan D. Kronick	66	2015	Operating Partner at Marvin Traub Associates; former Vice-Chairman of Macy’s, Inc.	✓			M	M
Martin H. Nesbitt	55	2015	Co-Chief Executive Officer of The Vistria Group, LLC; former President and Chief Executive Officer of PRG Parking Management	✓	M			M
Denise M. O’Leary	60	2013	Private Venture Capital Investor; former General Partner at Menlo Ventures	✓		M	M
W. Douglas Parker Chairman	56	2013	Chairman and Chief Executive Officer of American Airlines Group Inc. and American Airlines, Inc.	✗
Ray M. Robinson	70	2013	Non-Executive Chairman of Citizens Trust Bank; former President of the Southern Region at AT&T	✓			C

AC = Audit Committee	FC = Finance Committee
CC = Compensation Committee	M = Member
CGNC = Corporate Governance and Nominating Committee	C = Chairman

2018 Proxy Statement |	5

Board Diversity

The Corporate Governance and Nominating Committee seeks to recommend individuals to the Board of Directors with, among other things, a diversity of skills, expertise and perspectives appropriate for the business and operation of the Company. The Corporate Governance and Nominating Committee also recognizes the benefits of racial and gender diversity in the boardroom, including better reflecting our diverse customer and employee base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board of Directors is diverse in many ways, with differing geographic, business and racial backgrounds. Nearly 40% of our Board of Directors is diverse based on gender or ethnicity.

Qualifications and Principal Occupations

Additional information regarding our director nominees, including their qualifications and principal occupations (which have continued for at least the past five years unless otherwise noted), as well as the key experience and qualifications that led the Board to conclude each nominee should serve as a director, is provided below. There are no family relationships among the directors and our executive officers.

Independent Director Since: 2013 Committees: Compensation; Corporate Governance and Nominating Key Skills:

Jim Albaugh

Select Business Experience:

•  Senior Advisor to Perella Weinberg Partners, a global advisory and asset management firm (2016-Present)

•  Senior Advisor to The Blackstone Group L.P., a private equity and financial services firm (2012-2016)

•  President and Chief Executive Officer of The Boeing Company’s (“Boeing”) Commercial Airplanes business unit (2009-2012)

•  President and Chief Executive Officer of Boeing’s Integrated Defense Systems business (2002-2009)

•  Joined Boeing in 1975 and held various other executive positions prior to July 2002, including President and Chief Executive of Space and Communications and President of Space Transportation

Current Public Company Directorships

•  Harris Corporation, a technology company, defense contractor and information technology services provider (2016-Present)

•  Arconic Inc., a specialty metals company servicing the aerospace, auto and building sectors (2017-Present)

Past Public Company Directorships

•  B/E Aerospace, Inc. (2014-April 2017)

•  TRW Automotive Holdings Corp. (2006-2015)

Other Leadership Experience and Service:

Member of the boards of directors of the following private entities: Aloft Aeroarchitects (formerly PATS Aerospace), Belcan Corporation; Chairman of the National Aeronautic Association; past President of the American Institute of Aeronautics and Astronautics; past Chairman of the Aerospace Industries Association; elected member of the International Academy of Aeronautics; elected member of the National Academy of Engineering; member of the board of trustees of Willamette University and the Columbia University School of Engineering; and former member of Boeing’s Executive Council for over ten years.

Key Experience/Director Qualifications:

Executive leadership experience in the airplane and airline industry, including experience in the investment industry, and with complex systems, contracts and governmental oversight, as well as accounting and financial literacy and global public company board and corporate governance experience.

6	2018 Proxy Statement |

Independent Director Since: 2013 Committees: Compensation; Finance Key Skills and Experience:

Jeff Benjamin

Select Business Experience:

•  Senior Advisor to Cyrus Capital Partners, L.P., a registered investment advisor (2008-Present)

•  Senior Advisor to Apollo Management (2002-2008)

Current Public Company Directorships

•  A-Mark Precious Metals, Inc., a full-service precious metals trading company (2014-Present)

Past Public Company Directorships

•  Caesars Entertainment Corp., a casino-entertainment company (2008-2017)

•  Chemtura Corporation (2010-2017)

•  Spectrum Group International, Inc. (2009-2014)

•  Exco Resources, Inc. (2005-2016)

Other Leadership Experience and Service:

Member of the boards of directors of the following private entities: ImOn Communications LLC, Higher Learning Technologies Corporation, NRG Media, LLC and Rackspace Hosting Inc.

Key Experience/Director Qualifications:

Executive leadership experience in the investment industry, accounting and financial literacy, corporate governance and marketing expertise, success as an investor and extensive experience serving on the boards of directors of global public and private companies.

Lead Independent Director Director Since: 2013 Committees: Audit; Corporate Governance and Nominating Key Skills and Experience:

John Cahill

Select Business Experience:

•  Vice Chairman of The Kraft Heinz Company (“Kraft Heinz”), a food and beverage company (2015-Present)

•  Chairman and Chief Executive Officer of Kraft Foods Group, Inc. (“Kraft Foods Group”), until its merger with H.J. Heinz Company (2014-2015)

•  Non-Executive Chairman of Kraft Foods Group (March 2014-December 2014)

•  Executive Chairman of Kraft Foods Group (2012-2014)

•  Executive Chairman, North American Grocery of Kraft Foods, Inc., the former parent of Kraft Foods Group (January 2012-December 2012)

Current Public Company Directorships

•  Kraft Heinz (2015-Present)

•  Colgate-Palmolive Company, a consumer products company (2005-Present)

Past Public Company Directorships

•  Kraft Foods Group (2012-2015)

•  Legg Mason, Inc. (2009-2014)

•  The Pepsi Bottling Group, Inc. (“Pepsi Bottling”) (1999-2007)

•  Frontier Holdings, Inc. (1984-1985)

Other Leadership Experience and Service:

Former Industrial Partner at Ripplewood Holdings LLC; spent nine years with Pepsi Bottling, culminating in the position of Chairman and Chief Executive Officer; and worked at PepsiCo, Inc. for nine years in a variety of leadership positions.

Key Experience/Director Qualifications:

Leadership and operations experience in executive leadership roles at global public companies, as well as airline experience, investment, accounting and financial expertise, experience in the consumer products industries and public company board and corporate governance experience.

2018 Proxy Statement |	7

Independent Director Since: 2013 Committees: Audit; Finance Key Skills and Experience:

Mike Embler

Select Business Experience:

•  Chief Investment Officer of Franklin Mutual Advisers LLC (“Franklin Mutual Advisers”), an asset management company (2005 to 2009)

•  Head of Franklin Mutual Advisers’ Distressed Investment Group (2001-2005)

Current Public Company Directorships

•  NMI Holdings, Inc., a mortgage insurance provider (2012-Present)

•  Taubman Centers, Inc., a shopping mall REIT (2018-Present)

Past Public Company Directorships

•  CIT Group Inc. (2009-2016)

•  Dynegy Inc. (2011-2012)

•  AboveNet Inc. (2003-2012)

•  Kindred Healthcare Inc. (2001-2008)

Other Leadership Experience and Service:

Worked at Nomura Holding America Inc. for almost a decade in positions of increasing responsibility culminating in the position of Managing Director; and member of the board of trustees of The Mohonk Preserve.

Key Experience/Director Qualifications:

Experience in finance, asset management and restructurings, capital markets and capital management, experience as a senior executive, perspective as an institutional investor, success as an investor and service as a director of global public and private companies.

Independent Director Since: 2013 Committees: Audit Key Skills and Experience:

Matt Hart

Select Business Experience:

•  President and Chief Operating Officer of Hilton Hotels Corporation (“Hilton”), a hotel developer and operator, until its acquisition by a private equity firm (2004-2007)

•  Executive Vice President and Chief Financial Officer of Hilton (1996-2004)

Current Public Company Directorships

•  American Homes 4 Rent, a company real estate investment trust (2012-Present)

•  Air Lease Corporation, an aircraft leasing company (2010-Present)

Past Public Company Directorships

•  B. Riley Financial, Inc. (2009-2015)

•  US Airways Group, Inc. (2006-2013)

•  America West Holdings Corporation (2004-2005)

•  Kilroy Realty Corporation (1997-2008)

Other Leadership Experience and Service:

Former Senior Vice President and Treasurer of The Walt Disney Company; former Executive Vice President and Chief Financial Officer of Host Marriott Corp.; and member of the boards of directors of the following private entities: Keypr and Heal the Bay.

Key Experience/Director Qualifications:

Financial expertise, extensive experience as a senior operating and finance executive for large global public companies, including companies in the consumer travel industry, investment and mergers and acquisitions experience, service as a public company director and airline experience.

8	2018 Proxy Statement |

Independent Director Since: 2008 Committees: Audit; Compensation Key Skills and Experience:

Alberto Ibargüen

Select Business Experience:

•  President and Chief Executive Officer of the John S. and James L. Knight Foundation, a non-profit corporation dedicated to journalism and the arts (2005-Present)

•  Chairman of Miami Herald Publishing Co., a wholly owned subsidiary of Knight-Ridder, Inc., a publishing company (1998-2005)

Past Public Company Directorships

•  PepsiCo, Inc. (2005-2016)

•  AOL, Inc. (2011-2015)

•  AMR Corporation (2008-2013)

Other Leadership Experience and Service:

Former publisher of The Miami Herald and of El Nuevo Herald; former member of the advisory committee of the Public Company Accounting Oversight Board; and former chairman of the board of directors of the following non-profit organizations: the Public Broadcasting Service (PBS), Newseum in Washington, DC and the World Wide Web Foundation.

Key Experience/Director Qualifications:

International media and financial expertise, food and beverage products and philanthropic experience, executive leadership experience, and extensive experience serving as a director and member of board committees and airline experience.

Independent Director Since: 2013 Committees: Compensation Key Skills and Experience:

Rich Kraemer

Select Business Experience:

•  President of Chartwell Capital, Inc., a private investment company (2006-Present)

Current Public Company Directorships

•  Knight Swift Transportation Holdings, Inc., a provider of full truckload transportation and logistics services (2012-Present)

Past Public Company Directorships

•  US Airways Group, Inc. (2005-2013)

•  America West Holdings Corporation (1992-2005)

•  UDC Homes Inc. (1985-1996)

Other Leadership Experience and Service:

Trustee of the William and Mary Mason School of Business Foundation; served as an officer of UDC Homes Inc. for over twenty years, including 11 years as President and two years as Chief Executive Officer.

Key Experience/Director Qualifications:

Financial expertise, corporate governance, human resources and labor relations expertise, executive leadership experience in developing strategy for and managing a large public company, success as an investor, airline experience and experience serving as a director and member of board committees.

2018 Proxy Statement |	9

Independent Director Since: 2015 Committees: Corporate Governance and Nominating; Finance Key Skills and Experience:

Sue Kronick

Select Business Experience:

•  Operating Partner at Marvin Traub Associates, a New York based retail consulting firm (2012-Present)

•  Vice Chairman of Macy’s, Inc. (“Macy’s”), a department store
(2003-2010)

•  Group President, Regional Department Stores of Macy’s (2001-2003)

•  Chairman and Chief Executive Officer of Burdines/Macy’s Florida (1997-2001)

Current Public Company Directorships

•  Hyatt Hotels Corporation, a hospitality company (2009-Present)

Past Public Company Directorships

•  Pepsi Bottling (1999-2010)

Other Leadership Experience and Service:

Member of the board of directors of the following non-profit organizations: the John S. and James L. Knight Foundation and the Miami City Ballet.

Key Experience/Director Qualifications:

Financial, marketing and operational expertise, as well as experience serving as a global public company director and building industry leading brands as a result of the various executive management positions held with Macy’s.

Independent Director Since: 2015 Committees: Audit; Finance Key Skills and Experience:

Marty Nesbitt

Select Business Experience:

•  Co-Chief Executive Officer of The Vistria Group, LLC, a private-equity investment firm (2013-Present)

•  President and Chief Executive Officer of PRG Parking Management (known as The Parking Spot), an owner and operator of off-airport parking facilities (1996-2012)

Current Public Company Directorships

•  Norfolk Southern Corporation, a public rail transportation company (2013-Present)

•  Jones Lang LaSalle Incorporated, a public commercial real estate company (2011-Present)

Past Public Company Directorships

•  Pebblebrook Hotel Trust (2009-2010)

Other Leadership Experience and Service:

Member of the board of directors of PRG Parking Management (known as The Parking Spot); former officer of the Pritzker Realty Group, L.P.; former Vice President and Investment Manager at LaSalle Partners, one of the predecessor corporations of Jones Lang LaSalle Incorporated; Trustee of Chicago’s Museum of Contemporary Art; and Chairman of the Barack Obama Foundation.

Key Experience/Director Qualifications:

Executive leadership, operational, financial and investment experience, as well as global public company board experience.

10	2018 Proxy Statement |

Independent Director Since: 2013 Committees: Compensation; Corporate Governance and Nominating Key Skills and Experience:

Denise O’Leary

Select Business Experience:

•  Private venture capital investor (1997-Present)

•  Partner (1987-1996) and associate (1983-1987) at Menlo Ventures, a venture capital firm

Current Public Company Directorships

•  Medtronic plc, a medical technology company (2000-Present)

Past Public Company Directorships

•  Calpine Corporation, a wholesale power producer (2016-March 2018)

•  US Airways Group, Inc. (2005-2013)

•  Chiron Corporation (2002-2006)

•  America West Holdings Corporation (1998-2005)

Other Leadership Experience and Service:

Member of the boards of directors of the following private entities: Connect for Health Colorado and Galvanize, Inc.; member of the boards of trustees of the Bonfils-Stanton Foundation and the University of Denver; member of the Smithsonian National Board; and former member of the boards of directors of the following private entities: Lucile Packard Children’s Hospital, Stanford Hospital & Clinics, the Denver Foundation, the Corporation for Supportive Housing, University of Colorado Hospital Authority and former member of the board of trustees of Stanford University.

Key Experience/Director Qualifications:

Executive leadership experience in the investment industry, financial expertise, experience in the oversight of risk management, human resources expertise, extensive service as a global public company director, success as an investor and airline industry expertise.

Chairman Director Since: 2013 Key Skills and Experience:

Doug Parker

Select Business Experience:

•  Chairman of the board of directors of AAG (2014-Present)

•  Chief Executive Officer of AAG and American (2013-Present)

•  Chairman of the board of directors of and Chief Executive Officer of US Airways Group, Inc. and US Airways, Inc. (2005-2013)

Current Public Company Directorships

•  AAG (2013-Present)

Past Public Company Directorships

•  US Airways Group, Inc. (2005-2013)

•  America West Holdings Corporation (1999-2005)

•  Pinnacle West Capital Corporation, a holding company that, provides wholesale and retail electric services primarily in Arizona (2007-2012)

Other Leadership Experience and Service:

Former Chairman of the board of directors of and Chief Executive Officer of America West and AWA; Chairman of Airlines for America; former Senior Vice President and Chief Financial Officer of AWA; member of the Board of Advisors for the Cox School of Business at Southern Methodist University; and member of the Vanderbilt University Board of Trust.

Key Experience/Director Qualifications:

Financial, airline, marketing, human resources and labor relations experience, as well as 30 years of experience in the airline industry, over 15 years of experience as an airline Chairman and Chief Executive Officer, mergers and acquisitions experience and experience as a global public company director.

2018 Proxy Statement |	11

Independent Director Since: 2005 Committees: Corporate Governance and Nominating Key Skills and Experience:

Ray Robinson

Select Business Experience:

•  Director and non-executive Chairman of Citizens Bancshares Corporation and its subsidiary, Citizens Trust Bank, an African American-owned bank (2003-present)

•  Non-executive Chairman of the board of directors of Aaron’s, Inc. (“Aaron’s”), a lease-to-own retailer (2014-Present)

•  Held several executive positions at AT&T from 1968-2003, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services and Vice President of AT&T Public Relations

Current Public Company Directorships

•  Aaron’s (2002-Present)

•  Acuity Brands, Inc., a public lighting solutions company (2001-Present)

•  Fortress Transportation and Infrastructure, a public company that invests in transportation infrastructure and equipment

Past Public Company Directorships

•  Avnet, Inc. (2000-2017)

•  AMR Corporation (2005-2013)

•  RailAmerica Inc. (2009-2011)

Other Leadership Experience and Service:

Member of the board of directors of the Georgia Aquarium; and Vice Chairman of the East Lake Community Foundation.

Key Experience/Director Qualifications:

Extensive airline, technology, banking, communications, strategic and executive leadership and marketing experience, as well as experience serving as a global public company director.

12	2018 Proxy Statement |

BOARD COMPOSITION

How We Build a Board That is Right for American Airlines

Each of the 12 current nominees for director recommended for election at the Annual Meeting is a current member of the Board of Directors. The effectiveness of the Board of Directors and the recruitment of directors are overseen by the Corporate Governance and Nominating Committee. In evaluating candidates for director, the committee considers the qualifications described below. Based on its evaluation of each of the current nominees’ qualifications and his or her prior performance as a director, the committee determined to recommend each nominee for election. The committee received no nominations from stockholders for the Annual Meeting.

Consistent with its charter, the Corporate Governance and Nominating Committee proposes for nomination existing directors and new candidates who have the highest personal and professional integrity, have demonstrated exceptional intelligence and judgment, have proven leadership skills, as well as the requisite skills necessary to advance our long term strategic plan, are committed to our success and have the ability to work effectively with the Company’s Chief Executive Officer and other members of the Board of Directors. Also, a nominee must possess skills, experience and expertise appropriate to best serve the long-term financial interests of our stockholders.

The Corporate Governance Guidelines (the “Governance Guidelines”) specify that it is the objective of the Board of Directors that it be composed of individuals who have, among other things, a diversity of skills, expertise and perspective appropriate for the business and operation of the Company. The Board of Directors currently includes a group of individuals who have demonstrated success and leadership in a variety of fields and endeavors, with a broad diversity of experience, opinions, perspectives, professions, skills, expertise, education, geographic representation and backgrounds. The Corporate Governance and Nominating Committee and the Board of Directors believe that the Board of Directors is, and should continue to be, comprised of persons who can contribute experience in public company board service and corporate governance and areas such as strategic planning, leadership of large, complex organizations, international and global operations, the airline, travel and transportation industry, accounting, financial literacy, finance and investment (including, capital markets and capital management), risk management, legal analysis and regulatory, customer service, marketing and consumer products, media and communications, labor relations and human resources (including leadership assessment and diversity), real estate and facilities, safety, information technology and community service and nonprofit. The Corporate Governance and Nominating Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The Corporate Governance and Nominating Committee recognizes the benefits of diversity in the boardroom, including better reflecting our diverse customer and employee base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board of Directors is diverse in many ways, with differing geographic, business, gender and racial backgrounds.

The Governance Guidelines also require that any directors who also serve as chief executive officers of public companies should not serve on more than two boards of public companies other than the Company’s Board, and other directors should not serve on more than four boards of public companies, other than the Company’s Board.

The Corporate Governance and Nominating Committee periodically evaluates the performance of the Board of Directors, its committees and the directors in an effort to facilitate the continuous improvement of the Board of Directors, as well as to assess the specific qualifications, experiences and perspectives of future director candidates that would be most valuable and have the most impact on our success.

In accordance with applicable NASDAQ listing standards, the Board of Directors confirms that at least a majority of the Board of Directors is independent in accordance with the NASDAQ definition of independence and that the members of the Board of Directors, as a group, maintain the requisite qualifications under applicable NASDAQ listing standards for service on the Audit, Compensation, and Corporate Governance and Nominating Committees.

Stockholder Recommendations or Nominations of Director Candidates

The Board welcomes recommendations from its stockholders for good director candidates that they believe will help the Company increase stockholder value. We encourage stockholders with any such director candidate recommendations to contact us directly prior to going through the formal director nomination procedures described below.

Under our Bylaws, any stockholder wishing to nominate a director should submit in writing the candidate’s name, biographical information, business qualifications and other information required by the Bylaws, to Ray M. Robinson, Chair

2018 Proxy Statement |	13

of the Corporate Governance and Nominating Committee, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected, and must otherwise be in compliance with our Bylaws.

The Bylaws require that written nominations be received by the Company no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the 2019 annual meeting of stockholders, notice must be delivered no sooner than February 13, 2019 and no later than March 15, 2019. All qualified submissions will be reviewed by the Corporate Governance and Nominating Committee at the next appropriate meeting. The Corporate Governance and Nominating Committee has a policy of considering candidates who are nominated by stockholders for membership to the Board of Directors in the same manner as candidates recommended by members of the Board of Directors.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the 2019 annual meeting of stockholders must be delivered to our Corporate Secretary at our principal executive offices no earlier than December 1, 2018 and no later than the close of business on December 31, 2018. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2019 annual meeting of stockholders and must otherwise be in compliance with our Bylaws.

14	2018 Proxy Statement |

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Our Audit Committee annually reviews the independent registered public accounting firm’s qualifications, performance, fees and independence. Following its review, our Audit Committee has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018, and our Board of Directors has directed that KPMG’s appointment be submitted to our stockholders for ratification at the Annual Meeting.

KPMG has served as our independent registered public accounting firm since 2014. The Audit Committee believes it is important for the independent registered public accounting firm to maintain its objectivity and independence. In accordance with SEC rules and KPMG policies, the firm’s lead engagement partner rotates every five years. The Audit Committee and its Chair are directly involved in the selection of KPMG’s new lead engagement partner. Furthermore, in order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

The Board of Directors has directed that KPMG’s appointment for the fiscal year ending December 31, 2018 be submitted to our stockholders for ratification at the Annual Meeting. The Audit Committee and the Board of Directors believe that the continued retention of KPMG to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.

A representative of KPMG is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and the representative is also expected to be available to respond to appropriate questions from stockholders.

The Audit Committee and the Board of Directors unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Independent Registered Public Accounting Firm Fees

The following table presents fees billed for professional services rendered by KPMG, AAG’s principal accountant for the audit of the financial statements of AAG and its subsidiaries as of and for the fiscal years ended December 31, 2017 and 2016, as well as fees billed in this period for other services rendered by KPMG.

	Fiscal Year 2017 ($)	Fiscal Year 2016 ($)
Audit Fees	3,915,000	3,915,000
Audit-Related Fees	971,000	1,243,000
Tax Fees	654,000	826,000
All Other Fees	–	–
Total	5,540,000	5,984,000

“Audit Fees” are for professional services rendered for the audits of the annual financial statements included in our Annual Report on Form 10-K (including fees for the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended) and quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q.

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“Audit-Related Fees” are for services rendered in connection with securities offerings and other SEC filings, significant auditing work on transactions and consultations concerning financial accounting and reporting standards and attest services.

“Tax Fees” primarily include fees for professional services related to expatriate tax services.

There were no fees that fall into the classification of “All Other Fees” for the fiscal years ended December 31, 2017 and 2016.

Policy on Audit Committee Pre-Approval

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, including audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to its Chair. Under this delegation, the Chair must report any pre-approval decision he or she makes to the Audit Committee at its next meeting following such approval.

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PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY-ON-PAY)

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), allows our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. The Board of Directors has adopted a policy providing for an annual say-on-pay advisory vote. Unless the Board of Directors modifies its policy on the frequency of future say-on-pay advisory votes, we will bring these proposals to our stockholders annually and the next say-on-pay advisory vote will be held at the 2019 annual meeting of stockholders.

Our Compensation Committee and the Board of Directors believe that our compensation practices align our executive compensation structure with stockholders’ interests and current market practices. Our compensation strategy is designed to provide a total compensation package that will attract and retain high-caliber executives and align their objectives, incentives and contributions with corporate objectives and stockholder interests, as well as to be flexible and complementary to meet our compensation objectives. At the 2017 annual meeting of stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers (with an approval representing over 97% of the shares represented in person or by proxy at the meeting and entitled to vote).

Highlights of our compensation program include:

A commitment to pay-for-performance with a substantial portion of each executive officer’s compensation being “at risk” and aligned with stockholder interests, as shown by the following:

•	100% of Mr. Parker’s direct compensation is provided in the form of equity incentives, the majority of which vest based upon the achievement of performance objectives, underscoring our commitment to paying for performance and further aligning his interests with that of our stockholders. At his request, Mr. Parker does not receive any base salary and does not participate in the Company’s Short-term Incentive Program.

•	In 2016, at Mr. Parker’s request, our Compensation Committee agreed to eliminate his employment agreement, so that he is no longer contractually entitled to receive a set level of compensation and benefits and is no longer protected by the change in control and severance provisions of the employment agreement.

•	For 2017, on average, 86.5% of the total target compensation of our other named executive officers was variable, at risk and tied directly to measurable performance. Consistent with this focus, the largest portion of our 2017 executive compensation was in the form of performance-based annual cash incentives tied to pre-established pre-tax income targets and long-term equity incentives that reward stock performance and are tied to our relative three-year pre-tax income margins and relative TSR.

•	In 2017, at their request, all executive officers who were party to change in control and severance benefit agreements voluntarily terminated their agreements. As a result, none of our executive officers is contractually entitled to any cash severance or continued health benefits upon any termination, nor are we contractually obligated to provide a gross-up to cover any excise taxes incurred by any named executive officer under Section 4999 of the Internal Revenue Code (the “Code”).

Ensuring competitive pay, with the target direct compensation provided to our named executive officers being competitive with that of the other large network airlines, except for our Chief Executive Officer. Mr. Parker’s 2017 total target direct compensation remained below his peers at Delta and United (using the most recent publicly available data as of June 2017).

A continued commitment to good compensation governance practices, where compensation packages for our executive officers are established by our Compensation Committee that consists solely of independent, outside directors, and are consistent with market practice and reasonable in light of our corporate and each individual executive’s performance.

Clawback provisions for all incentive compensation paid to our executive officers and stock ownership guidelines that further align their long-term interests with those of our stockholders, as well as good disclosure practices.

Mitigating compensation risk by, among other things, providing a compensation package that focuses on both short- and long-term goals and requiring a substantial stock ownership commitment, encouraging our executives to focus on the Company’s success both during the immediate fiscal year and for the future.

For more information about our compensation practices and philosophy, see the section entitled “Compensation Discussion and Analysis” beginning on page 45.

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We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that AAG’s stockholders approve, on a non-binding, advisory basis, the compensation of AAG’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in the Compensation Discussion and Analysis section, the compensation tables, narrative discussion and any related material disclosed in this Proxy Statement for the Annual Meeting.”

The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or the Board of Directors. However, the Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when making future decisions about executive compensation.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of executive compensation.

18	2018 Proxy Statement |

PROPOSAL 4—APPROVE AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO ENABLE STOCKHOLDERS WHO HOLD AT LEAST 20% OF OUR OUTSTANDING COMMON STOCK TO CALL SPECIAL MEETINGS

The Board of Directors has approved an amendment to our Restated Certificate of Incorporation (the “Charter Amendment”) to permit stockholders of record who hold, in the aggregate, at least 20% of the voting power of the outstanding shares of the Company to call a special meeting of stockholders, subject to the requirements and procedures set forth in the Company’s Bylaws, as now or hereinafter in effect. Currently, only the Chairman of the Board of Directors, the Chief Executive Officer of the Company or the Board of Directors may call a special meeting of stockholders. The description in this proxy statement of the proposed Charter Amendment is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the proposed Charter Amendment, which is attached to this proxy statement as Annex B.

The ability of stockholders to call special meetings is increasingly considered an important aspect of good corporate governance. While the Board of Directors recognizes that providing a stockholder right to call special meetings is consistent with corporate governance best practices, the Board of Directors also believes that special meetings of stockholders should be extraordinary events that are held only when strategic concerns or other similar considerations require that the matters to be addressed not be delayed until the next annual meeting. Moreover, because special meetings are expensive and time-consuming for the Company and potentially disruptive to its normal business operations, the Board of Directors believes that a small percentage of stockholders should not be entitled to utilize the right to call a special meeting for their own interests, which may not be shared by the majority of the Company’s stockholders. Finally, the Company has an established process by which stockholders may communicate directly with the Board of Directors, including the non-management directors, throughout the year on any topics of interest to stockholders. The Board of Directors and the Company will continue to maintain existing governance mechanisms that afford management and the Board of Directors the ability to respond to the concerns of all stockholders, regardless of the level of share ownership.

The Company also reminds stockholders that the power to call a special meeting of stockholders has historically been a tool for acquirers in the hostile merger and acquisition context. Potential acquirers seeking to take over the Company for an inadequate price could use a special meeting of stockholders to increase their negotiating leverage or to avoid negotiating at all with the Board, which has the legal duty to protect the interests of all stockholders. This concern is heightened when certain hedge funds and others who wish to promote their short-term interests could also borrow shares from other stockholders for the sole purpose of meeting the required threshold necessary to call a special meeting of stockholders.

In light of these considerations, the Board of Directors believes that establishing an ownership threshold of at least 20%, along with specified procedural requirements and limitations, for stockholders to call a special meeting achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of the Company and its stockholders. The Board of Directors believes that an ownership threshold of at least 20% is appropriate based on the Company’s current size and stockholder composition, as it would provide the Company’s stockholders with a meaningful right to request a special meeting, while mitigating the risk that corporate resources are wasted to serve the narrow self-interests of a few minority stockholders. A 20% special meeting ownership threshold is in line with market practice and, in fact, is less restrictive than the majority of the special meeting rights adopted by companies in the S&P 500. However, unlike a number of other companies, including some in our industry, stockholders are not subject to a one-year holding period requirement with respect to their stock to exercise this right.

The Board has approved amendments to the Bylaws to establish the procedural and disclosure requirements in connection with permitting stockholders who hold, in the aggregate, at least 20% of the voting power of the outstanding shares of the Company to call a special meeting of stockholders. The requirements set forth in the amendments to the Bylaws include that:

•	The requesting stockholder(s) must follow certain procedural requirements for requesting that the Company set a record date to determine whether the requesting stockholder(s) meet the share ownership requirement. Requesting stockholder(s) are not required to hold their shares of common stock in record name to request a record date or sign a special meeting request.

•	Any record date or special-meeting request must set forth information regarding, (1) the business proposed to be conducted at the meeting, (2) information about any director candidate nominated and (3) information with respect to the requesting stockholder(s), including the beneficial owner(s), if any, on whose behalf the proposal is made, provided that only the name, address and the number of shares held of record or beneficially held is required for any requesting stockholder who has provided the demand solely in response to a proxy solicitation made pursuant to the Securities Exchange Act of 1934, as amended.

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•	A special meeting request will not be valid if:

•	The business proposed to be conducted at the meeting is identical or substantially similar to an item of business for which a record date was previously fixed, that is delivered between the 61st day after and the one-year anniversary of such record date;

•	if an identical or substantially similar item of business was covered at the most recent annual meeting or at a special meeting held within one year prior to the date on which the request was received; or

•	if an identical or substantially similar item of business is to be covered at a stockholder meeting called by the Board to be held within 90 days after the request is received.

Our Board believes that the requirements described above are important to, among other things, avoid duplicative and unnecessary special meetings regarding matters recently considered by stockholders or that stockholders will imminently consider at an upcoming stockholder meeting. The effectiveness of the amendments to the Bylaws related to special meetings is subject to the approval of the Charter Amendment. A complete copy of the Company’s Bylaws are filed as Exhibit 99.1 to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on April 30, 2018.

An affirmative vote of the holders of at least two-thirds of the voting power of outstanding shares entitled to vote for the election of directors is required to adopt the Charter Amendment. If approved, this proposal would become effective upon the filing of the Charter Amendment with the Secretary of State of Delaware, which we intend to do promptly after the required stockholder approval is obtained.

The Board of Directors unanimously recommends that you vote “FOR” the amendment to our Certificate of Incorporation to enable stockholders who hold at least 20% of our outstanding common stock to call special meetings.

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PROPOSAL 5—SHAREHOLDER PROPOSAL TO ENABLE STOCKHOLDERS WHO HOLD AT LEAST 10% OF OUR OUTSTANDING COMMON STOCK TO CALL SPECIAL MEETINGS

A stockholder has informed the Company that he intends to present the proposal set forth below at our Annual Meeting. The name and address of the stockholder and the number of the Company’s securities that the stockholder own will be provided to stockholders promptly upon request. If the stockholder (or his “qualified representative”) is present at the Annual Meeting and properly submits the proposal for a vote, then the stockholder proposal will be voted upon at the Annual Meeting. In accordance with federal securities laws, the stockholder proposal is presented below as submitted by the stockholder, is quoted verbatim and is in italics. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

For the reasons stated in the Board of Directors’ Statement in Opposition, which follows the stockholder proposal, the Board of Directors unanimously recommends that you vote “AGAINST” the stockholder proposal.

Stockholder Proposal

Proposal 5—Special Shareholder Meeting Improvement

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013.

American Airlines shareholders currently do not have the full right to call a special meeting that is available under Delaware law. Plus the current shareholder right to call a special meeting is further restricted by 2500-words of tedious text in our bylaws.

A shareholder ability to call a special meeting would put shareholders in a better position to ask for improvement in our board of directors after the 2018 annual meeting.

For instance, Mr. Ibargüen was designated a “flagged director” due to his involvement with the AMR Corporation board, which filed for Chapter 11 Bankruptcy in 2011. Mr. Benjamin was designated a “flagged director” due to his involvement with the Caesars Entertainment board, which placed its largest operating unit into bankruptcy in 2015. Mr. Schifter was designated a “flagged director” due to his involvement with the US Airways board, which filed for bankruptcy in 2004. This is worse because Mr. Ibargüen and Mr. Benjamin controlled 40% of our Executive Pay Committee.

Limits on shareholder influence include our company’s lack of a full majority director election standard requiring automatic removal of directors who fail to receive a majority of votes cast in uncontested elections. In 2014, it was reported American Airlines took a $600 million loss on fuel hedging.

Please vote to increase management accountability to shareholders:

Special Shareholder Meeting Improvement—Proposal 5

2018 Proxy Statement |	21

Board of Directors’ Statement in Opposition

The Board of Directors has carefully considered this proposal and believes that it is not in the best interests of stockholders in light of the special meeting right that we have already approved and are asking our stockholders to adopt at the Annual Meeting, which will allow stockholders who hold, in the aggregate, at least 20% of the voting power of the outstanding shares of the Company to call a special meeting of stockholders (the “Special Meeting Right”). Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons.

The Board of Directors recommends that the Company’s stockholders oppose this proposal and instead adopt the Special Meeting Right in Proposal 4, which protects the long-term interests of the Company and its stockholders and is in line with market practice.

The Board of Directors believes that allowing stockholders who hold, in the aggregate, at least 20% of the voting power of the outstanding shares of the Company to call a special meeting of stockholders achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of the Company and its stockholders. After careful consideration, on February 20, 2018, the Board of Directors:

•	adopted a resolution setting forth an amendment to the Company’s Certificate of Incorporation in order to remove the existing prohibition on the right of stockholders to call a special meeting and instead permit stockholders who hold, in the aggregate, at least 20% of the voting power of the outstanding shares of the Company to call a special meeting of stockholders (the “Charter Amendment”), and

•	approved amendments to the Company’s Second Amended and Restated Bylaws in order to permit stockholders who hold, in the aggregate, at least 20% of the voting power of the outstanding shares of the Company to call a special meeting of stockholders, which shall become effective upon the effectiveness of the Charter Amendment.

At the Annual Meeting, we are recommending that our stockholders approve the Charter Amendment, in order to allow stockholders who hold, in the aggregate, at least 20% of the voting power of the outstanding shares of the Company to call a special meeting of stockholders.

A 20% special meeting ownership threshold is in line with market practice and, in fact, is less restrictive than the majority of the special meeting rights adopted by companies in the S&P 500. As of March 27, 2018, we understand that 302 of the companies included in the S&P 500 afford stockholders the right to call a special meeting. Of those companies, 67% have set the ownership threshold for allowing stockholders to call a special meeting at 25% or greater, while only 16% have adopted a 10% ownership threshold.

A 20% ownership threshold provides a procedural safeguard against abuse, corporate waste and investors with short-term goals. A lower 10% ownership threshold will risk giving a stockholder or small group of stockholders a disproportionate amount of influence over the Company’s affairs.

Our Special Meeting Right as set forth in Proposal 4 strikes the appropriate balance between ensuring that stockholders have the ability to call a special meeting to act on extraordinary and urgent matters, while at the same time protecting against a misuse of this right by one stockholder or a small number of stockholders whose interests may not be aligned with the remaining 90% of our stockholders.

Failure to aggregate sufficient stock ownership to reach the 20% ownership threshold is a strong indicator that sufficient interest among the majority of stockholders does not exist to call a special meeting. Lowering this threshold risks giving a single stockholder or a very small group of stockholders a disproportionate amount of influence over the Company’s affairs.

Convening a special meeting of stockholders imposes significant costs, both administrative and operational. Our Board members, management and employees must devote a significant amount of time and attention to preparing for a special meeting, which distracts them from their primary focus of operating our business in the best interest of stockholders in order to maximize long-term financial returns. In addition, with each special meeting, we must incur significant expenses in order to prepare the disclosures required for such meeting, print and distribute materials, solicit proxies and tabulate votes. As a result, special meetings of stockholders should be limited to circumstances where a substantial number of stockholders believe a matter is sufficiently urgent and extraordinary to justify calling a special meeting.

The Company’s Special Meeting Right also serves as a protective mechanism against investors with short-term goals. Event-driven hedge funds or other activists may pursue a special meeting with the goal of being disruptive to our business or to propose matters that facilitate their own short-term exit strategies over the long-term interests of the rest of our stockholders. A 20% special meeting threshold ensures that a special meeting may only be called by a stockholder or

22	2018 Proxy Statement |

group of stockholders with a substantial stake in our Company. The Special Meeting Right appropriately safeguards stockholder interests and prevents corporate waste, while at the same time ensuring that stockholders have the ability to call special meetings when appropriate.

The Company’s Special Meeting Right set forth in Proposal 4 will provide our stockholders with a meaningful right to call a special meeting.

The 20% ownership threshold provided in the Special Meeting Right as set forth in Proposal 4 will provide our stockholders a meaningful right to call a special meeting. Based on our current stockholder base, any two of our three largest stockholders could act together to call a special meeting, and a combination of three or fewer of our top five stockholders could do the same.

Under a 10% ownership threshold as proposed in this proposal, either of our two largest stockholders could individually call a special meeting, which the Board believes is inappropriate.

We are committed to strong and effective corporate governance policies and practices, and provide sufficient avenues for stockholders to meaningfully engage in Company affairs.

Our existing governance policies and practices provide stockholders with numerous avenues to address and discuss our business and governance policies with the Board, and ensure that our Board of Directors acts independently and maintains accountability to our stockholders. This includes the following:

•	11 of the 12 director nominees are independent, the one exception being our CEO, Mr. Parker;

•	Mr. Cahill has served as Lead Independent Director since 2013, and regularly presides over executive sessions of the Board of Directors without the CEO;

•	our Lead Independent Director is designated solely by the independent directors of the Board;

•	all four Board committees are independent;

•	we conduct annual director elections which are subject to a majority voting standard;

•	we conduct annual Board and committee assessments;

•	we provide for proxy access;

•	we have significant stock ownership requirements for our directors and for senior vice presidents and above; and

•	we provide opportunities for our stockholders to communicate directly with any Board member.

In addition, we strive to maintain an open dialogue with our stockholders and believe investor input enables the Board to more effectively evaluate our governance practices. Our Board and management have found this engagement constructive and informative, and we plan to continue these engagement efforts.

In light of our existing policies and practices and the Special Meeting Right, the Board believes that the adoption of this proposal will not make a meaningful difference in our stockholders’ ability to engage with the Board or influence our business or governance policies but will risk giving a small group of stockholders a disproportionate amount of influence over the Company’s affairs.

For the above reasons, the Board of Directors does not believe that it is in the best interests of the Company or its stockholders to adopt this proposal.

For these reasons, the Board of Directors unanimously urges stockholders to vote “AGAINST” the proposal to permit stockholders who hold at least 10% of the voting power of the outstanding shares of the Company to call a special meeting of stockholders.

2018 Proxy Statement |	23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our Common Stock as of April 16, 2018, by (1) each of our directors and nominees for director, (2) each of the individuals named in the section entitled “Executive Compensation—Summary Compensation Table” on page 60 and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown, except that certain individuals may share voting and investment power with their spouses and except as otherwise noted.

	AAG Common Stock Beneficially Owned(1)
Name of Beneficial Owner and Relationship to Company	Amount and Nature of Beneficial Ownership		Percent of Class
Doug Parker Chairman and Chief Executive Officer	1,356,431	(2)	*
Derek Kerr Executive Vice President and Chief Financial Officer	346,528	(3)	*
Robert Isom President	445,477	(4)	*
Maya Leibman Executive Vice President and Chief Information Officer	77,301	(5)	*
Steve Johnson Executive Vice President—Corporate Affairs	398,204	(6)	*
Jim Albaugh Director	17,774	(7)	*
Jeff Benjamin Director	53,652	(8)	*
John Cahill Director	43,652	(9)	*
Mike Embler Director	18,652	(10)	*
Matt Hart Director	35,808	(11)	*
Alberto Ibargüen Director	40,837	(12)	*
Rich Kraemer Director	59,229	(13)	*
Sue Kronick Director	9,417	(14)	*
Marty Nesbitt Director	9,417	(15)	*
Denise O’Leary Director	84,706	(16)	*
Ray Robinson Director	26,838	(17)	*
Rick Schifter Director	21,693	(18)	*
All directors and executive officers as a group (18 persons)	3,275,466	(19)	*

*	Represents less than 1% of the outstanding shares of our Common Stock.

(1)	Beneficial ownership as reported in the table has been determined in accordance with SEC rules and regulations and includes shares of our Common Stock that may be issued upon the exercise of stock options that are exercisable within 60 days of April 16, 2018 and restricted stock units (“RSUs”) that vest within 60 days of April 16, 2018. Pursuant to SEC rules and regulations, all shares not currently outstanding that are subject to stock options

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exercisable within 60 days of April 16, 2018 and RSUs that vest within 60 days of April 16, 2018 are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder of the class but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder. Beneficial ownership as reported in the table excludes shares of Common Stock that may be issued upon the exercise of stock appreciation rights (“SARs”), whether or not they are exercisable within 60 days of April 16, 2018. The number of shares that will be received upon exercise of such SARs is not currently determinable, and therefore is not included in the table above, because each SAR gives the holder the right to receive an amount in excess of the market price of one share of stock at the date of exercise over the exercise price and such amount is not determinable until the date of exercise.

(2)	Includes 1,144,638 shares held directly and 211,793 shares underlying unvested RSUs that vest within 60 days of April 16, 2018. Excludes 538,138 unvested RSUs that will not vest within 60 days of April 16, 2018. Excludes the following vested SARs: 294,748.

(3)	Includes 317,161 shares held directly and 29,367 shares underlying unvested RSUs that vest within 60 days of April 16, 2018. Excludes 121,952 unvested RSUs that will not vest within 60 days of April 16, 2018.

(4)	Includes 397,238 shares held directly and 48,239 shares underlying unvested RSUs that vest within 60 days of April 16, 2018. Excludes 234,711 unvested RSUs that will not vest within 60 days of April 16, 2018.

(5)	Includes 46,896 shares held directly, 1,038 shares held indirectly for the benefit of Ms. Leibman’s spouse and 29,367 shares underlying unvested RSUs that vest within 60 days of April 16, 2018. Excludes 125,892 unvested RSUs that will not vest within 60 days of April 16, 2018.

(6)	Includes 368,837 shares held directly and 29,367 shares underlying unvested RSUs that vest within 60 days of April 16, 2018. Excludes 121,952 unvested RSUs that will not vest within 60 days of April 16, 2018. Excludes the following vested SARs: 117,287.

(7)	Includes 14,737 shares held directly and 3,037 shares underlying unvested RSUs that vest within 60 days of April 16, 2018.

(8)	Includes 15,615 shares held directly, 35,000 shares held indirectly for the benefit of the Jeffrey Benjamin 2009 Family Trust and 3,037 shares underlying unvested RSUs that vest within 60 days of April 16, 2018.

(9)	Includes 40,615 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust and 3,037 shares underlying unvested RSUs that vest within 60 days of April 16, 2018.

(10)	Includes 15,615 shares held directly and 3,037 shares underlying unvested RSUs that vest within 60 days of April 16, 2018.

(11)	Includes 30,221 shares held directly, 2,550 shares held indirectly for the benefit of Mr. Hart’s children and 3,037 shares underlying unvested RSUs that vest within 60 days of April 16, 2018.

(12)	Includes 37,800 shares held directly and 3,037 shares underlying unvested RSUs that vest within 60 days of April 16, 2018.

(13)	Includes 50,192 shares held directly, 6,000 shares held indirectly for the benefit of Chartwell Capital Investments and 3,037 shares underlying unvested RSUs that vest within 60 days of April 16, 2018.

(14)	Includes 6,380 shares held directly and 3,037 shares underlying unvested RSUs that vest within 60 days of April 16, 2018.

(15)	Includes 6,380 shares held directly and 3,037 shares underlying unvested RSUs that vest within 60 days of April 16, 2018.

(16)	Includes 81,699 shares held directly and 3,037 shares underlying unvested RSUs that vest within 60 days of April 16, 2018.

(17)	Includes 23,801 shares held directly and 3,037 shares underlying unvested RSUs that vest within 60 days of April 16, 2018.

(18)	Includes 18,656 shares held directly and 3,037 shares underlying unvested RSUs that vest within 60 days of April 16, 2018.

(19)	Includes 2,776,319 shares held directly, 1,038 shares held indirectly for the benefit of an officer’s spouse, 35,000 shares held indirectly for the benefit of the Jeffrey Benjamin 2009 Family Trust, 40,615 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust, 2,550 shares held indirectly for the benefit of a director’s children, 6,000 shares held indirectly for the benefit of Chartwell Capital Investments and 413,944 shares underlying unvested RSUs that vest within 60 days of April 16, 2018, held by our executive officers and directors as a group. Excludes 1,264,597 shares underlying unvested RSUs that will not vest within 60 days of April 16, 2018 and excludes 412,035 vested SARs.

2018 Proxy Statement |	25

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 16, 2018 for each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	68,414,157	(a)	14.6%
PRIMECAP Management Company 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	50,119,814	(b)	10.7%
Warren E. Buffet and Berkshire Hathaway Inc. 3555 Farnam Street Omaha, NE 68131	46,000,000	(c)	9.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	28,506,633	(d)	6.1%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	24,544,507	(e)	5.2%

(a)	The amount shown and the following information are derived solely from the Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 14, 2018. T. Rowe Price Associates, Inc. has sole dispositive power with respect to all of such shares and sole voting power with respect to 24,932,672 of such shares.

(b)	The amount shown and the following information are derived solely from the Schedule 13G/A filed by PRIMECAP Management Company on February 27, 2018. PRIMECAP Management Company has sole dispositive power with respect to all of such shares and sole voting power with respect to 18,376,164 of such shares.

(c)	The amount shown and the following information are derived solely from the Schedule 13G/A filed on February 14, 2018 by Warren E. Buffet, Berkshire Hathaway Inc. and certain other reporting persons. In the Schedule 13G/A, Mr. Buffet reports that he has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of all shares. Berkshire Hathaway Inc. reports that it has shared power to vote or direct to vote and shared power to dispose of or direct the disposition of all shares.

(d)	The amount shown and the following information are derived solely from the Schedule 13G/A filed by The Vanguard Group on February 12, 2018. The Vanguard Group has sole voting power with respect to 511,952 of such shares, shared voting power with respect to 28,290 of such shares, sole dispositive power with respect to 27,975,855 of such shares and shared dispositive power with respect to 530,778 of such shares.

(e)	The amount shown and the following information are derived solely from the Schedule 13G filed by BlackRock, Inc. on February 8, 2018. BlackRock, Inc. has sole dispositive power with respect to all of such shares and sole voting power with respect to 22,028,761 of such shares.

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INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Governance Overview

Maintaining leading governance practices is and has been a long-standing priority, and we regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices.

Our Board of Directors has adopted the Governance Guidelines to facilitate our mission and to establish general principles and policies by which the Board of Directors manages its affairs. The Governance Guidelines are reviewed periodically by the Corporate Governance and Nominating Committee and are posted on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.”

Board Leadership and Structure

Pursuant to our Bylaws, the Board of Directors is responsible for filling the positions of Chairman and Chief Executive Officer, and the independent members of the Board of Directors elect the Lead Independent Director, with the persons they deem qualified, as well as for removing and replacing such persons as and when the Board of Directors may deem necessary or appropriate. The Board of Directors periodically reviews AAG’s leadership structure and may modify the structure as it deems appropriate, given the specific circumstances then facing the Company.

The Board of Directors is currently led by Mr. Parker, our Chairman and Chief Executive Officer, and Mr. Cahill, our Lead Independent Director. We believe that our current leadership structure strikes an appropriate balance between effective and efficient Company leadership and oversight by independent directors.

The Board of Directors believes that having Mr. Parker serve as both Chairman and Chief Executive Officer is the most effective leadership structure for the Company at this time. Mr. Parker has over 30 years of experience in the airline industry, over 15 years of experience as an airline Chairman and Chief Executive Officer, mergers and acquisitions experience and prior service as a director of other large public companies. This experience makes him uniquely well positioned to lead AAG’s business, operations and strategy.

The combination of the Chief Executive Officer and Chairman roles allows consistent communication and coordination throughout the Company, effective and efficient implementation of corporate strategy and is important in unifying our team members behind a single vision. The combination of the Chief Executive Officer and Chairman roles is balanced by our strong Lead Independent Director position, by the independence of all of our other directors, each of whom has significant experience in leadership roles at public companies and other large, complex organizations and by the four principal committees of the Board of Directors, each of which consists solely of independent directors.

Lead Independent Director Responsibilities

The Board of Directors recognizes the importance of strong independent Board leadership. All of our directors are independent under the standards provided in the Governance Guidelines and under applicable NASDAQ listing standards, except for Mr. Parker, our Chairman and Chief Executive Officer. Additionally, the independent directors of the Board elect periodically a Lead Independent Director when the Chairman is not independent. The Board believes that the Lead Independent Director provides the Company and the Board with the same independent leadership, oversight and benefits that would be provided by an independent Chairman. As a result of our stockholder engagement, in 2017 we amended our Bylaws to allow for the selection of the Lead independent Director by only the independent directors of the Board, and codified our existing practices regarding the authority and role of the Lead Independent Director to enhance transparency and ensure that the appropriate balance of authority, already characteristic of our governance practices, is memorialized in our governing documents.

The independent directors of the Board have elected Mr. Cahill to serve as the Board’s Lead Independent Director. Mr. Cahill has been a member and the Lead Independent Director of the Board of Directors since December 2013. He also serves as a member of our Audit Committee and Corporate Governance and Nominating Committee. Mr. Cahill’s extensive leadership and operations experience in executive leadership roles at global public companies, including as Vice Chairman of Kraft Heinz, Chairman and Chief Executive Officer of Kraft Foods Group and Chairman and Chief Executive Officer of Pepsi Bottling, his accounting and financial expertise and public company board and corporate governance experience, make him qualified to serve as Lead Independent Director of our Board of Directors.

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The Lead Independent Director’s duties include the following significant responsibilities:

✓ Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors

✓ Serves as liaison between the Chairman and the independent directors

✓ Ensures that the Board has proper input into the types and forms of information sent to the Board

✓ Establishes Board meeting agendas

✓ Ensures that the Board has proper input into meeting agendas and schedules to assure that there is sufficient time for discussion of all agenda items

✓ Has the authority to call meetings of the independent directors

✓ Consults and communicates directly with major stockholders, as requested by such stockholders

✓ Acts as a sounding board and advisor to the Chairman

✓ Guides the CEO succession planning process in conjunction with the Compensation Committee

Director Independence

The Governance Guidelines contain standards for determining director independence that meet or exceed the applicable rules of the SEC and listing standards of the NASDAQ Stock Market (“NASDAQ”). The Governance Guidelines define an “independent” director as one who:

•	is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;

•	is not, and has not at any time during the past three years been, employed by the Company;

•	has not accepted, and does not have any spouse, parent, child or sibling, whether by blood, marriage or adoption, any person residing in such individual’s home, or any relative supported financially (each, a “Family Member”) who has accepted, any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (A) compensation for Board of Directors or committee service, (B) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company, or (C) benefits under a tax-qualified retirement plan or non-discretionary compensation;

•	is not a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

•	is not, and does not have a Family Member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (A) payments arising solely from investments in the Company’s securities and (B) payments under non-discretionary charitable contribution matching programs;

•	is not, and does not have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity;

•	is not, and does not have a Family Member who is, a current partner of the Company’s outside auditor, and was not, and does not have a Family Member who was, a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; and

•	satisfies any additional requirements for independence promulgated from time to time by NASDAQ.

The Governance Guidelines also provide that the Board of Directors will consider all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions we make to organizations with which a director is affiliated and any consulting arrangement between the Company and a director. The Corporate Governance and Nominating Committee reports annually to the full Board of Directors on these matters.

Pursuant to the Governance Guidelines, the Corporate Governance and Nominating Committee and the Board of Directors undertake an annual review of director independence. Based on the Corporate Governance and Nominating

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Committee’s review in April 2018, the Board of Directors affirmatively determined that all of our directors are independent under the standards provided in the Governance Guidelines and under applicable NASDAQ listing standards, except for Mr. Parker, our Chairman and Chief Executive Officer, who is an employee.

The following types and categories of transactions, relationships and arrangements were considered by our Board of Directors in making its independence determinations. Excluded were ordinary course air transportation by corporations or other organizations where the director’s interest solely arises from such person’s position as a director or advisor to such other corporation or organization. All of the reviewed transactions and arrangements were entered into in the ordinary course of business and none of the business transactions, donations or grants involved an amount that exceeded the greater of 5% of the recipient entity’s revenues or $200,000.

•	Each of Mses. Kronick and O’Leary and Messrs. Benjamin, Nesbitt and Schifter serves as a member on the board of directors or an advisory board of companies or entities that engage in ordinary course commercial transactions with AAG involving goods or services other than air transportation or to which AAG had made a donation or grant.

•	Messrs. Albaugh, Benjamin and Schifter serve as senior advisors to Perella Weinberg Partners, Cyrus Capital Partners and TPG, respectively. These funds may have investments in us and/or companies with which we do business in the ordinary course. Messrs. Albaugh, Benjamin and Schifter are not partners in or executive officers of such companies, nor are they deemed to beneficially own the securities held by such companies.

The Board of Directors has concluded that these transactions and arrangements do not impair the directors’ exercise of independent judgment in carrying out their responsibilities as directors.

Board Tenure

We believe that fresh perspectives and new ideas are critical to a forward-looking and strategic Board. At the same time, given the extremely complex nature of our business, it is equally important to benefit from the valuable experience and institutional knowledge that longer-serving directors bring to the boardroom. In November 2015, we added two new directors to our Board, Ms. Kronick and Mr. Nesbitt. Our remaining directors joined our Board in December 2013 at the effective date of the merger with US Airways. The Board of Directors strongly believes that the current mix of directors provides the Company with an appropriate balance of knowledge, experience and capability, allowing us to leverage deep company experience and knowledge in addition to new viewpoints and innovative ideas among newer directors.

Board Diversity

Our Board of Directors believes that diversity is an important aspect of an effective board. The Corporate Governance and Nominating Committee seeks to recommend individuals to the Board of Directors with, among other things, a diversity of skills, experience, expertise and perspective appropriate for the business and operation of the Company. We recognize the benefits of racial and gender diversity in the boardroom, including better reflecting our diverse customer and employee base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board of Directors is diverse in many ways, with differing geographic, business and racial backgrounds. Nearly 40% of our Board of Directors is diverse based on gender or ethnicity.

Board Self-Evaluation

Our Governance Guidelines and Corporate Governance and Nominating Committee charter provide that the Corporate Governance and Nominating Committee must conduct an annual assessment of the performance of the Board of Directors, including the committees, and provide the results to the full Board of Directors for discussion. The purpose of the review is to increase the effectiveness of the Board of Directors as a whole and of each of the committees. The assessment includes an evaluation of the Board of Directors and each committee’s contribution as a whole, of specific areas in which the Board of Directors, the applicable committee and/or management believe better contributions could be made and of the overall make-up and composition of the Board of Directors and its committees.

Board Meetings

The Board of Directors conducts its business through meetings of the full Board of Directors and committees of the Board of Directors. The Board of Directors regularly meets in executive session with only independent directors of the Board of Directors present. During 2017, the Board of Directors held six meetings, five of which were in-person meetings that included executive sessions comprised of only independent directors. In 2017, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served.

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Committees

The Board of Directors currently has four standing, principal committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Finance Committee. The primary responsibilities, membership and meeting information for the committees of our Board of Directors during 2017 are summarized below. A copy of the charter of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is available on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.”

Audit Committee

Members in 2017:

Matt Hart (Chair)

John Cahill

Mike Embler

Alberto Ibargüen

Marty Nesbitt

Meetings in 2017: 5

The Board of Directors has determined that each member is independent under SEC and NASDAQ rules and the Governance Guidelines. Each member is a “financial expert” under applicable SEC rules and has the financial management expertise required by NASDAQ listing standards.

Primary Responsibilities

•  Oversee the Company’s internal accounting function; report to the Board of Directors with respect to other auditing and accounting matters

•  Appoint or replace the independent auditor; oversee the work of the independent auditor for the purpose of preparing or issuing an audit report or related work, including determining the scope of annual audits and fees to be paid

•  Oversee the Company’s risk management policies that relate to the financial control environment, financial reporting and disclosure controls

•  Establish and maintain procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact the Company’s financial statements and for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

•  Review and approve all significant conflicts of interest and related party transactions in accordance with Company policies

•  Review cyber-security and other risks relevant to the Company’s computerized information system controls and security

•  Pre-approve audit and permitted non-audit services provided by the independent auditor

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Compensation Committee

Members in 2017:

Rich Kraemer (Chair)

Jim Albaugh

Jeff Benjamin

Alberto Ibargüen

Denise O’Leary

Meetings in 2017: 5

The Board of Directors has determined that each member is independent under NASDAQ rules and the Governance Guidelines, is a “non-employee director” as defined by Rule 16b-3 under the Exchange Act and qualifies as an “outside director” within the meaning of Section 162(m) of the Code.

Primary Responsibilities

•  Review and approve the Company’s overall compensation strategy and policies, including performance goals for executive officers

•  Review the relationship between the Company’s compensation strategy and risk management policies; oversee succession planning

•  Evaluate the performance of the Company’s Chief Executive Officer and approve his compensation and other terms of employment

•  Evaluate the performance of and determine the compensation and other terms of employment of the other executive officers and other members of senior management

•  Administer the Company’s incentive and stock plans, including establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and making all other decisions regarding the operation of such plans

•  Review the Company’s workforce diversity and inclusion

•  Retain outside advisors; the Compensation Committee directly retained and oversees its independent compensation consultant, Willis Towers Watson

Corporate Governance and Nominating Committee

Members in 2017:

Ray Robinson (Chair)

Jim Albaugh

John Cahill

Sue Kronick

Denise O’Leary

Meetings in 2017: 3

The Board of Directors has determined that each member is independent under NASDAQ rules and the Governance Guidelines.

Primary Responsibilities

•  Oversee all aspects of the Company’s corporate governance functions, including the procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact corporate governance

•  Conduct an annual review of director independence and the performance of the Board of Directors, including the committees

•  Identify individuals qualified to become members of the Board of Directors and recommend director nominees

•  Review and assess the Governance Guidelines, which among other things, sets forth the responsibilities and authority of our Lead Independent Director, and recommend any changes deemed appropriate to the Board

•  Review and evaluate, with the Company’s management, the Company’s governance-related risks and risk management practices

•  Oversee the Company’s political contributions and lobbying activities; periodically review reports on the Company’s corporate and Political Action Committee political contributions

•  Oversee the Company’s environmental and social sustainability efforts

•  Review the compensation of the non-employee members of the Board of Directors and making recommendations regarding changes to the full Board

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Finance Committee

Members in 2017:

Rick Schifter (Chair)

Jeff Benjamin

Mike Embler

Sue Kronick

Marty Nesbitt

Meetings in 2017: 10

The Board of Directors has determined that each member is independent under NASDAQ rules and the Governance Guidelines.

Primary Responsibilities

•  Oversee the Company’s financial affairs and capital spending

•  Recommend to the Board financial policies and courses of action that will effectively accommodate the Company’s goals and operating strategies

•  Supervise the Company’s dividend and share repurchase programs

•  Review, approve and/or recommend to the Board of Directors our annual budget and financing plans and other matters related to the Company’s financial and strategic planning.

•  Oversee the Company’s financial risk management practices

Compensation Committee Process for Executive Compensation.

The Compensation Committee charter gives the Compensation Committee the authority and responsibility to review and approve our overall compensation strategy and policies, including performance goals for executive officers. The Compensation Committee is responsible for reviewing and approving the compensation and other terms of employment of the Chief Executive Officer and for evaluating his performance. The Compensation Committee also evaluates, after receiving input from the Chief Executive Officer, the compensation and other terms of employment of the other executive officers. The Compensation Committee administers our incentive compensation, stock, bonus and other similar plans and programs; approves awards under those plans; reviews and, based upon the recommendation of the Chief Executive Officer, approves the adoption of, amendment to, or termination of executive compensation and benefit plans; and determines the general design and terms of, and may delegate authority to executive officers to administer, significant non-executive compensation and benefits plans. The Compensation Committee may delegate all or a portion of its authority to administer our compensation and benefits plans to a subcommittee, to another committee of the Board of Directors or to one or more executive officers, provided that any such delegation does not include the authority to make stock incentive grants to any executive officer. The Compensation Committee has delegated to an Equity Incentive Committee, consisting of the Chief Executive Officer, the authority to make equity grants to employees who are not executive officers within guidelines established by the Board of Directors or the Compensation Committee.

Each year, the Compensation Committee reviews the annual incentive program results from the prior year, establishes the performance goals for the current year, evaluates our executive officers’ individual performance and approves the Compensation Committee’s report for our proxy statement. The Compensation Committee has adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity grants, other than new hire, promotion or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Compensation Committee, at a meeting of a subcommittee to which certain authority to grant equity awards has been delegated or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible. Throughout the year, as needed or appropriate, the Compensation Committee considers merit increases in base salaries for executive officers and approves compensation for internal promotions and new hires of executive officers. The Compensation Committee also monitors and evaluates our benefit plans and agreements with executive officers and management employees throughout the year and recommends adjustments as needed.

The Compensation Committee generally receives information from the Chief Executive Officer, the Executive Vice President—People and Communications, the Senior Vice President—People and compensation consultants engaged by the Compensation Committee in connection with its determinations regarding executive compensation. The Compensation Committee has sole authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine executive compensation.

During 2017, Willis Towers Watson assisted the Compensation Committee in determining our executive compensation and reviewing and analyzing proposed compensation programs for our executive officers. The total annual expense for the executive compensation advising services provided to us by Willis Towers Watson during 2017 was approximately $183,772.

Also during 2017, specialized teams at Willis Towers Watson provided actuarial valuation and consulting services relating to retirement plans (including for Canada), health and welfare plans and workers compensation and contractual liability and risk services relating to aviation/property and casualty, for aggregate fees of approximately $5.9 million. The Willis

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Towers Watson personnel who performed actuarial valuation and consulting services for us operated separately and independently of the Willis Towers Watson personnel who performed executive compensation-related services for us. While the decision to engage Willis Towers Watson for such other services was made by management, the Compensation Committee assessed whether the services provided by Willis Towers Watson raised any conflicts of interest pursuant to applicable SEC and NASDAQ rules and concluded that no such conflicts of interest existed.

Board Role in Risk Oversight

The Board of Directors is responsible for the oversight of the Company’s ongoing assessment and management of material risks impacting our business. The Board of Directors oversees the Company’s enterprise-wide approach to risk management, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. The Board of Directors, either directly or through one or more of its committees, reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk. The Board relies on each Board committee to oversee management of specific risks related to that committee’s function. The Corporate Governance and Nominating Committee periodically reviews the Company’s governance-related risk management practices, and with management’s assistance, the committee has developed and coordinated the Board’s current risk oversight program. The Board of Directors has not established a separate risk committee because the Board of Directors believes that the most significant risks we face are most properly directly overseen by the full Board of Directors or, in certain cases, the appropriate standing committee which consider the risks within their area of responsibility.

For example, our most significant strategic, financial and operations risks are frequently reviewed by the full Board of Directors. The Board of Directors oversees the management of the largest risks we face, including risks associated with safety, the day-to-day operation of the airline and the interruption of airline service, revenue production, our information technology systems, business risks related to cyber-security, and labor issues and costs.

The Audit Committee oversees our risk management policies that relate to the financial control environment, financial reporting and disclosure controls and our procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact our financial statements. The Audit Committee meets regularly with our internal auditors, independent auditors, Chief Financial Officer, Executive Vice President—Corporate Affairs, Senior Vice President, General Counsel and Chief Compliance Officer, Vice President and Controller, Vice President and Deputy General Counsel, Corporate Secretary, Chief Information Officer, Chief Information Security Officer, and Chief Privacy Officer and external advisors. The Audit Committee receives regular risk and internal controls assessment reports from the independent auditors and internal auditors. The Audit Committee also establishes and maintains procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also reviews cyber-security and other risks relevant to the Company’s computerized information system controls and security.

The Compensation Committee oversees compensation risk management by participating in the creation of, and approving, compensation structures that create incentives that encourage an appropriate level of risk-taking behavior consistent with our business strategy, as is further described in the section entitled “Risk Assessment with Respect to Compensation Practices” below. The Compensation Committee also works with the Chief Executive Officer and Executive Vice President—People and Communications to oversee risks associated with the retention of our most senior executives.

The Finance Committee oversees financial risk by working with senior management to evaluate elements of credit risk, advising on financial strategy, capital structure and liquidity needs and reviewing our financial risk management policies and practices. Our Chief Executive Officer, President and Chief Financial Officer meet periodically with the Finance Committee to discuss and advise on elements of these risks.

Risk Assessment with Respect to Compensation Practices

Management and the Compensation Committee, with the support of the compensation consultant, have reviewed the compensation policies and practices for our employees as they relate to our risk management and, based upon these reviews, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

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Our basis for this conclusion includes that our compensation programs, and especially our executive compensation programs, are designed to include the following features:

•	Formulaic annual and long-term incentive plan awards with maximum pay-out caps or guidelines instead of discretionary pay-out decisions. The AAG Short-term Incentive Program’s individual modifier component is subject to the Compensation Committee’s discretion and can only be implemented by a resolution of the Compensation Committee or within limited bounds approved by the Compensation Committee.

•	Equity incentive awards are subject to performance or time based vesting periods that are intended to incentivize long-term rather than short-term results.

•	Our incentive compensation plans include a diverse and blended set of pre-established goals and metrics that focus on a variety of areas across the Company and may include financial, total shareholder return and/or the achievement of individual goals. In addition, the goals established in our executive compensation programs are not subject to adjustment without Compensation Committee approval.

•	Our senior executives are all at-will employees and have modest severance and retirement benefits, which together act to minimize excessive risk-taking behaviors.

•	Mr. Parker’s direct compensation is solely in the form of equity incentives. All of Mr. Parker’s equity incentives are subject to staggered service-vesting conditions that incentivize sustained long-term appreciation of our stock price and, in the case of more than half of the equity incentives, are also subject to performance-vesting conditions tied to financial and total shareholder return metrics that incentivize long-term, industry-leading financial and market-based performance.

•	We maintain stock ownership guidelines and a clawback policy for executive officers that further reduce undue risk-taking incentives. Senior executives have actual stock ownership that is well in excess of the required minimum.

•	Actual performance results for incentive programs for employees at the level of director and above are reviewed and verified by a variety of departments (including finance, human resources, operations and legal) and are also reviewed by our internal auditor. These results are reported to the Compensation Committee, the Audit Committee and the Board of Directors.

•	Our Insider Trading Policy and authorization to trade process monitors employee transactions in Company stock, including transactions from recently separated employees.

•	For director and above employees, all our performance-based compensation programs are based on overall corporate performance, rather than the performance of any business unit or group.

•	The Company maintains separate bonus programs for two organizations that are based on each organization’s respective performance; however, the number of participants and the payments under these programs are small and capped and no executives participate in the programs.

•	For a discussion of the principles underlying our compensation policies for our executive officers who are named in the “Executive Compensation—Summary Compensation Table,” see the section entitled “Compensation Discussion and Analysis” beginning on page 45.

Annual Meeting Attendance

Our Governance Guidelines provide that each of our directors is expected to attend our annual meeting of stockholders, except where unusual circumstances arise. Twelve of the 13 directors who were then serving in office attended our 2017 annual meeting of stockholders.

Director Continuing Education

Non-employee directors are encouraged to attend seminars, conferences and other director education programs periodically. We reimburse the directors for the costs associated with these seminars and conferences, including related travel expenses. Management also conducts a comprehensive orientation process for new directors. In addition, directors receive continuing education through educational sessions at meetings and mailings between meetings.

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Communications with the Board of Directors and Non-Management Directors

The Board of Directors has approved procedures to facilitate communications between the directors and employees, stockholders and other interested third parties. Pursuant to these procedures, a person who desires to contact the Board of Directors, a standing committee of the Board of Directors or a director may do so in writing to the following address:

American Airlines Group Inc.

The Board of Directors

P.O. Box 619616, MD 5675

Dallas/Fort Worth International Airport, Texas 75261

Our Vice President and Deputy General Counsel, or someone acting on his behalf, will review the communications with the directors, a standing committee of the Board of Directors or an officer, in each case depending on the facts and circumstances outlined in the communication. The Corporate Governance and Nominating Committee also reviews with senior management the nature of the communications and our responses to them. Any communication relating to a stockholder nominee for a position on the Board of Directors or a stockholder proposal for business to be considered at any annual meeting of stockholders or included in any proxy statement will be sent to the Chair of the Corporate Governance and Nominating Committee. As provided in our Governance Guidelines, our Lead Independent Director, Mr. Cahill, has been designated as the primary director representative for consultation and direct communication with our stockholders.

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SUSTAINABILITY

Sustaining our Business

Sustainability is at the core of our business strategy and our Board has reviewed and is committed to our efforts. We are creating a vibrant future for American, our customers, our team members, our shareholders, and the communities we serve by creating the best network, working with the best partners with the best networks around the world, delivering the right products, and making investments and managing risks to position us for long-term success and to maximize shareholder value over the long run. Since the merger, we have made significant commitments to the future by substantially completing our integration, making significant investments in our team and our product, reducing our environmental footprint, retiring and refinancing higher cost debt, and returning capital to our investors. To ensure we meet our long-term goals, we will be guided by these four strategic objectives:

•	Create a World-Class Customer Experience: We are delivering value to customers, driving operational excellence and strengthening our network by growing where we have a competitive advantage.

•	Make Culture a Competitive Advantage: We are creating an environment that cares for frontline team members, developing innovative, inspiring, and caring leaders, and equipping our team with the right tools and training to support our customers.

•	Ensure Long-Term Financial Strength: We will continue to capture the efficiencies created by the merger, delivering on American’s earnings potential, and creating value for our shareholders.

•	Think Forward, Lead Forward: We are creating an action-oriented culture that moves quickly to bring products to market, embraces technological change, and quickly seizes upon new opportunities for our network and our product.

These strategic objectives, described in more detail beginning on page i and below, demonstrate that we are playing the long game – building an airline our customers, our team members, and our shareholders can count on for decades to come.

We are committed to delivering a world-class product by creating value for everyone who flies with us, driving operational excellence, and strengthening our network, including expanding where we have a competitive advantage. We are making unprecedented investments in improving our customers’ experience in the air and on the ground – including more, and more convenient, service to places our customers want to travel, a historic fleet renewal, innovative onboard products, and new airport facilities. Customers see the youngest and most fuel-efficient fleet in the industry, and also have more choice than ever through the introduction of Premium Economy and Basic Economy products, enhanced premium service, re-imagined airport lounges, and more consistency throughout our fleet. Our unified onboard experience is also being upgraded with faster satellite-based internet connectivity and power at every seat.

Our customers have access to many more destinations around the world through our global network and partnerships with foreign airlines, including our joint businesses with Japan Airlines, British Airways, Iberia and Finnair, and codesharing arrangements with LATAM, Qantas, Cathay Pacific and other carriers. And we will continue to expand our reach and service to our customers traveling internationally with our proposed joint businesses with LATAM and Qantas and our strategic partnership and codesharing arrangement with China Southern.

Caring for our Employees and Communities. We have the best team in the airline industry. Every day, we rely on terrific American team members around the world, and we know that our team members are key to our sustainability objectives. We are committed to continually improving our team’s capabilities, for today and for the future, and to developing a team that is more diverse, and to improving inclusion. We are focused on developing innovative, inspiring and caring leaders who will continue to help American make our corporate culture into a defining characteristic of our organization—as well as a competitive advantage. We will do this by creating an environment that cares for our frontline team members, our colleagues who are most responsible for taking care of our customers.

We are committed to delivering training that provides our team members with the skills they need to take care of our customers and comfortably work in a constantly changing environment, and making available the latest tools and technology that our team members need to do their jobs. For example, we recently provided our innovative Elevate the Everyday Experience training to 35,000 frontline team members, and launched training for leaders that emphasizes supporting team members who directly serve customers.

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We are committed to providing industry-leading compensation and benefits and supporting our team members and the communities where they live.

•	We have kept team member pay competitive through initiatives such as a mid-contract salary increase for pilots and flight attendants and continued step increases, as well as a mid-contract pay increase for mechanics and fleet service workers. In early 2018 we also shared benefits of the recent Tax Cuts and Jobs Act through $1,000 payments to all non-officer team members. We also awarded each team member with two complimentary round-trip tickets across American’s global network to commemorate being named Air Transport World’s 2017 Airline of the Year.

•	Our team members participated in more than 21,000 volunteer events in their communities, contributing more than 155,000 hours of volunteer time in the communities where they live and where we provide service. In addition, as part of the Company’s Flights for 50 awards program, our team members donated more than 20 million frequent flier miles to nonprofit organizations in their communities.

•	Raising more than $3.2 million for veteran and military initiatives at the annual American Airlines Skyball event in Dallas-Fort Worth, our premier fundraising event to support the Airpower Foundation, a non-profit that supports all branches of our military, veterans and their families and contributing $788,000 to the Family Fund to provide emergency assistance to team members.

•	Awarding more than $800,000 in scholarships through the American Airlines Education Foundation to nearly 300 children of team members—more money than ever before.

•	Supporting the Cystic Fibrosis Foundation. This successful partnership has now raised over $35 million towards medical research for new treatment drugs developed to manage and eventually cure cystic fibrosis.

•	Contributed more than $2 million to Stand Up 2 Cancer for ground breaking research through a unique marketing campaign highlighting more than 60 of our team members who are cancer survivors or undergoing treatment, in a powerful PSA with Bradley Cooper.

•	Raising more than $2.4 million for the American Red Cross & UNICEF for disaster relief. In response to the disasters, 2,000 team members gathered in Dallas, Miami, Chicago and New York for a collaboration with American Red Cross, Feeding America, and Feed my Starving Children to pack 15,000 comfort kits, more than 100,000 pounds of food, and an additional 100,000 meals for those affected by the natural disasters.

Diversity and Inclusion. We are committed to improving our diversity and inclusion efforts to provide us with expanded sources of ideas and to better reflect our customer base and the communities we serve. Highlights of our ongoing practices and recognition in this area include:

•	Maintaining a Diversity Advisory Council, composed of two representatives from each of our 20 Employee Business Resource Groups, which fosters interaction and engagement on a number of social and cultural issues.

•	Receiving the 2016 “Top 25 Honors Award” by our Diversity Advisory Council for the ninth consecutive year.

•	Receiving, for the 16th consecutive year, the highest possible ranking by the Human Rights Campaign in the 2017 Corporate Equality Index, a nationally recognized benchmark of America’s top workplaces for inclusion of LGBT team members.

•	Receiving the top score of 100 on the 2017 Disability Equality Index® and being named a “2017 DEI Best Places to Work” For the second consecutive year.

•	Promoting supplier inclusion through our Supplier Diversity Program, which proactively seeks out diverse suppliers, such as women-, minority- or LGBT-owned businesses, as well as small businesses that are owned by the disadvantaged, veterans, service-disabled veterans and those with HUBZone certification. In 2017, American increased its business with diverse and small businesses by 18% and was recognized for its Supplier Diversity Program by numerous organizations, including the American Institute of Diversity and Commerce, the National Business Inclusion Consortium, and the U.S. Hispanic Chamber of Commerce.

•	American and Mr. Parker joined the CEO Action for Diversity & Inclusion, the largest CEO-driven business commitment to advancing diversity and inclusion within the workplace.

•	In 2017, approximately 31% of our director and above team members were female and approximately 18% of our team members were diverse based on racial and ethnic backgrounds.

We are proud of the diversity and inclusion initiatives already in place at American, but we know we can do even better. We are eager to become global leaders in inclusion and diversity—and we are energized by the actions we plan to take as a result.

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The Environment. As a global airline, we believe it is our responsibility to manage the impact that our operations has on the environment. We have taken a number of actions that reduce our environmental footprint, such as:

•	With our industry leading fleet renewal program, we continue to aggressively retire older aircraft and replace them with new, more fuel-efficient aircraft. By year-end 2017, we had introduced 496 new aircraft into the fleet since our merger, and retired 469 older aircraft, giving us the youngest fleet amongst the largest airlines. New aircraft entering American’s fleet, like the Boeing 737 MAX, improve per seat fuel efficiency by up to 40% and thus dramatically reduce emissions over similarly sized older aircraft that are retiring.

•	For 2017, American achieved a 2.5% improvement in fuel efficiency and it is now 5.4% more efficient than it was in 2014. Over the last 3 years American emitted approximately 4.9 million metric tons of CO2 less than it would have if its fuel efficiency had remained at its 2014 level.

•	Reducing fuel consumption and emissions through our Fuel Smart Program, which is a team member-led effort to safely reduce fuel consumption. Initiatives include reducing usage of the auxiliary power unit, optimizing planned aircraft arrival fuel, washing engine components for maximum efficiency and reducing aircraft weight by removing unnecessary items.

•	Promoting the development and adoption of alternative jet fuel that can be sustainably produced and that has lower life-cycle carbon emissions than traditional jet fuel. American recently announced partnerships with Neste Oil, the leading producer of renewable fuel, and Agrisoma Biosciences, an innovative agricultural technology company, to explore production pathways and feedstocks that have the potential to lead to commercially viable sustainable alternative jet fuel.

•	Replacing older, inefficient ground support equipment with new, low-emissions ground support equipment, including alternative-fuel and electric powered equipment. Over the past 3 years, American has added alternative-fuel and electric powered equipment at more than 60 of our domestic airport locations.

•	Purchasing renewable energy to minimize our indirect emissions. One hundred percent of the electricity purchased at American’s headquarters campus and facilities at DFW Airport is now from renewable sources. At the end 2017, the Environmental Protection Agency announced American is ranked 43rd on its Fortune 500 list of the largest green power users.

•	Supporting significant redevelopment projects to renovate older airport and other company facilities, and in turn improve their energy-efficiency. American works closely with our airport partners on multibillion-dollar capital programs that incorporate the latest energy enhancements.

•	Seeking certification of our buildings to the U.S. Green Building Council Leadership in Energy and Environmental Design (“LEED”) standard, to the extent feasible. For example, our new headquarters under construction in Fort Worth, Texas, is designed to meet LEED Gold standard.

•	Retrofitting hangar facilities with high-efficiency LED lights that use significantly less energy. At the start of 2018, re-lighting projects have been completed at two of seven hangar facilities.

•	Recycling millions of aluminum cans and other plastic and paper items as part of our in-flight recycling program. American was the first airline to begin an in-flight recycling program in 1989. Revenue generated from the recycling program goes to the Wings Foundation, a nonprofit organization that assists American Airlines flight attendants in times of need.

We therefore take sustainability seriously. We have a team of high-level managers and subject-matter experts who meet on a regular basis to monitor global trends, determine our response to stakeholder inquiries and assess risks and opportunities around specific sustainability issues, and help prepare our annual Corporate Responsibility Report. This team will also review our policies and reports with, and make recommendations to our Chief Executive Officer and other senior leadership members and to the Corporate Governance and Nominating Committee, which oversees sustainability matters for the Board.

For further information on these and dozens of other social responsibility initiatives, please see our Corporate Responsibility Report, available on our website at www.aa.com.

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Codes of Ethics

Our employees, including our principal executive officer and principal financial and accounting officer, and our directors are governed by one of two codes of ethics of the Company (collectively, the “Codes of Ethics”). The Codes of Ethics require our employees and directors to conduct Company business in the highest legal and ethical manner. The Codes of Ethics meet the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and the requirements of a code of business conduct and ethics under applicable NASDAQ listing standards. The full texts of the Codes of Ethics and further details regarding the scope of each of the Codes of Ethics are available on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.” We will also provide a copy of the Codes of Ethics to stockholders, free of charge, upon request to our Corporate Secretary. We intend to post amendments to or waivers from the Codes of Ethics as required by applicable SEC and NASDAQ rules at this location on our website.

Public Policy Advocacy and Political Contributions

Engagement in the political, legislative and regulatory process is important to the success of the Company. The Company has adopted Policies on Public Policy Advocacy and Political Contributions that set forth the ways by which the Company participates in the political, legislative and regulatory process. The Company does not make direct contributions to candidates for federal political office, and although the Company generally does not make direct contributions to candidates for state and local political office, we have not adopted a policy against such contributions. All political contributions comply with applicable laws, and we disclose our contributions publicly as required by law. The Company’s Policies on Public Policy Advocacy and Political Contributions also set forth the trade and industry associations that we participate in that support our public advocacy efforts. Employees may also voluntarily participate in the political process by joining the Company’s non-partisan political action committee, the American Airlines Political Action Committee (PAC), which is governed by comprehensive federal, state and local regulations that require the filing of monthly reports with the Federal Election Commission among other reporting and disclosure requirements. Compliance and oversight over the Company’s political engagements is provided by our Executive Vice President—Corporate Affairs and the Corporate Governance and Nominating Committee of the Board.

For further information, please see our Policies on Public Policy Advocacy and Political Contributions, available on our website at www.aa.com.

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DIRECTOR COMPENSATION

The table below provides information regarding compensation we paid to our non-employee directors in 2017. The compensation elements are described in the narrative following the table. Doug Parker, our Chairman and Chief Executive Officer, is not included in the table because he is an employee and receives no compensation for his service as Chairman or as a member of the Board of Directors.

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)(c)	Total ($)

Jim Albaugh	130,000	150,000	30,050	310,050

Jeff Benjamin	130,000	150,000	46,982	326,982

John Cahill	160,000	150,000	38,682	348,682

Mike Embler	130,000	150,000	31,476	311,476

Matt Hart	135,000	150,000	30,072	315,072

Alberto Ibargüen	130,000	150,000	3,708	283,708

Rich Kraemer	135,000	150,000	39,122	324,122

Sue Kronick	130,000	150,000	18,806	298,806

Marty Nesbitt	130,000	150,000	60,716	340,716

Denise O’Leary	130,000	150,000	12,362	292,362

Ray Robinson	135,000	150,000	17,364	302,364

Rick Schifter	135,000	150,000	35,408	320,408

(a)	The amounts represent the aggregate dollar amount of all fees the directors earned or were paid in 2017 for service as a director, including annual retainer, committee, chair, meeting and lead independent director fees.

(b)	The amounts represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of 3,037 RSUs granted to each director on June 14, 2017, which will vest fully on June 13, 2018, subject to the continued service of the director through the vesting date. As of December 31, 2017, each of our non-employee directors held 3,037 RSUs and no other outstanding equity awards.

(c)	The amounts include (i) the value of flight privileges received in 2017, and (ii) tax reimbursements that we paid to our directors in 2018 for flight privileges provided to them in 2017. Amounts also include the portion of the premiums paid by us on behalf of Messrs. Hart, Kraemer and Schifter and Ms. O’Leary for a life insurance policy under the America West Directors’ Charitable Contribution Program, which is described more fully below in the section entitled “Legacy Director Compensation Programs.”

Name	Flight Privileges ($)	Tax Gross-Up on Flight Privileges ($)	Insurance Premiums ($)

Jim Albaugh	15,025	15,025	-

Jeff Benjamin	23,491	23,491	-

John Cahill	19,341	19,341	-

Mike Embler	15,738	15,738	-

Matt Hart	9,005	9,005	12,062

Alberto Ibargüen	1,854	1,854	-

Rich Kraemer	13,553	13,553	12,016

Sue Kronick	9,403	9,403	-

Marty Nesbitt	30,358	30,358	-

Denise O’Leary	4,198	4,198	3,966

Ray Robinson	8,682	8,682	-

Rick Schifter	11,696	11,696	12,016

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Director Compensation

The Corporate Governance and Nominating Committee periodically reviews the overall compensation of our directors in consultation with the Board of Directors and with the assistance of our management and, from time to time, the committee’s compensation consultant, Willis Towers Watson. The committee has authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine their compensation.

Annual Retainers and Grants of RSUs

For 2017, the compensation for our non-employee directors included the following cash-based annual retainers:

•	an annual retainer of $100,000 for service on the Board of Directors;

•	an annual retainer of $15,000 for service on each of the Audit, Compensation, Corporate Governance and Nominating, or Finance Committees;

•	an annual retainer of $20,000 for service as the Chair of each of the Audit, Compensation, Corporate Governance and Nominating, or Finance Committees; and

•	an additional annual retainer of $30,000 for service as our Lead Independent Director.

On the date of the 2017 annual meeting of stockholders, each continuing non-employee director received a number of RSUs equal to $150,000 divided by the closing price of our Common Stock on the date of the annual meeting. The RSUs will vest fully on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders, subject to the continued service of the non-employee director through the vesting date.

In January 2018, Willis Towers Watson, independent compensation consultant to the Board, presented to the Board a comprehensive market analysis of the Company’s non-executive director compensation program prepared by the firm. Following this review, the Board approved increasing the annual retainer for the Chair of the Audit Committee by $5,000. No other changes to the director compensation program were made.

Other Compensation

As is customary in the airline industry, during the period of time they serve on the Board of Directors, non-employee directors are entitled to complimentary personal air travel for the non-employee director and his or her immediate family members on American and American Eagle, 12 round-trip or 24 one-way passes for complimentary air travel for the non-employee director’s family and friends each year, as well as American Airlines Admirals Club® membership, and AAdvantage® Executive Platinum and ConciergeKeySM program status. Non-employee directors will receive a tax gross-up for imputed taxable income related to these flight benefits. In addition, these travel benefits (except for the tax gross-up) will be provided (i) for a non-employee director’s lifetime if he or she has served for seven or more years or has otherwise vested in such benefits by virtue of the merger with US Airways or service with a predecessor airline or (ii) for five years if he or she has served for less than seven but more than two years. Non-employee directors will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings upon submission of receipts.

Some of our current directors are eligible to continue participation under certain legacy programs related to service for predecessor companies, as described below.

Legacy Director Compensation Programs

Following the closing of the merger with US Airways, the America West Directors’ Charitable Contribution Program (the “Charitable Contribution Program”), a legacy director compensation program, continues to be in effect.

In 1994, America West established the Charitable Contribution Program under which all directors of America West were invited to participate. This program was discontinued for new directors following the merger between America West and US Airways in 2005. Under the Charitable Contribution Program, upon the death of a participant, America West (or its successor) is required to donate $1 million to one or more qualifying charitable organizations chosen by the participant. All participants serving as directors of America West at the time of the merger became vested in the Charitable Contribution Program, and the Charitable Contribution Program may not be terminated with respect to these individuals. The current directors who are participants in the Charitable Contribution Program are Messrs. Hart, Kraemer, Parker and Schifter and Ms. O’Leary. The charitable contributions will be substantially funded by life insurance proceeds from policies maintained by us on the lives of the participants. Under the terms of the Charitable Contribution Program, America West was allowed to place joint life insurance on two directors. The life insurance policies currently in place under the Charitable Contribution Program are structured as joint policies on the lives of two directors and the insurance benefits are payable at the death of

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the last survivor. Individual directors derive no direct financial benefit from the Charitable Contribution Program because all insurance proceeds are to be paid by us, and all tax deductions for the charitable contributions accrue solely to us.

Stock Ownership Guidelines

We adopted stock ownership guidelines for our non-employee directors in January 2014. Non-employee directors are required to hold a number of shares of stock equal to the lesser of either (i) five times the director’s annual cash retainer or (ii) 15,000 shares of our Common Stock. Ownership is determined based on the combined value of the following director holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the director or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the Corporate Governance and Nominating Committee. Non-employee directors have five years from the later of: (i) the date the guidelines were adopted and (ii) the date the individual became a director to comply with the stock ownership guidelines. Under the stock ownership guidelines, until a non-employee director has reached the minimum ownership guideline, such director may not sell or otherwise dispose of the shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards except to the extent such sales do not cumulatively exceed 50% of such shares.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions

Since January 1, 2017, the Company has not participated in, nor is there currently planned, any transaction or series of similar transactions with any of the Company’s directors, nominees, executive officers, holders of more than 5% of Common Stock or any member of such person’s immediate family that is required to be reported under Regulation S-K Item 404(a) of the rules of the SEC.

We have entered into indemnity agreements with our executive officers and directors that provide, among other things, that we will indemnify each such officer or director, under the circumstances and to the extent provided for in the indemnity agreements, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company.

Policies and Procedures For Review and Approval of Related Person Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which we participate and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and immediate family members of any of the above persons. The Audit Committee is responsible for reviewing and approving all significant conflicts of interest and related party transactions in accordance with our Company policies.

A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Codes of Ethics requires our employees, including our principal executive officer, principal financial and accounting officer and our directors who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either the Chair of the Audit Committee or the Chief Compliance Officer, as applicable. Once the Chair of the Audit Committee or the Chief Compliance Officer receives notice of a conflict of interest, they will report the relevant facts to our internal auditors. The internal auditors will then consult with the Audit Committee and a determination will be made as to whether the activity is permissible. The full texts of our Codes of Ethics are available on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.”

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2017 (the “Audited Financial Statements”).

The Audit Committee has discussed with KPMG, our independent registered public accounting firm, the matters required to be discussed with the Audit Committee under Public Company Accounting Oversight Board Auditing Standard No. 1301.

The Audit Committee has received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, has discussed with KPMG its independence and has considered the compatibility of the non-audit services provided by KPMG with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Respectfully submitted,

Audit Committee

Matt Hart (Chair)

John Cahill

Mike Embler

Alberto Ibargüen

Marty Nesbitt

This report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

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COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section discusses the principles underlying our compensation policies for our “named executive officers,” who for 2017 are:

•	W. Douglas Parker, our Chairman and Chief Executive Officer;

•	Robert D. Isom, our President;

•	Stephen L. Johnson, our Executive Vice President—Corporate Affairs;

•	Derek J. Kerr, our Executive Vice President and Chief Financial Officer; and

•	Maya Leibman, our Executive Vice President and Chief Information Officer.

As described more fully below, our compensation strategy is designed to provide a total compensation package that will not only attract and retain high-caliber executive officers and employees, but one that will also align employee contributions with our corporate objectives and stockholders’ interests.

Executive Summary

2017 was a great year for American Airlines thanks to the work of our over 120,000 full-time equivalent team members. We are focused on four long-term strategic objectives to guide our thinking and decisions and keep the entire team focused on managing American for the long-term. They are: Create a World-Class Customer Experience, Make Culture a Competitive Advantage, Ensure Long-Term Financial Strength and Think Forward, Lead Forward.

Create a World-Class Customer Experience. We are delivering value to all customers, especially premium customers, as well as driving operational excellence and strengthening our network by growing where we have a competitive advantage. During 2017:

•	We recorded our best on-time departure and arrival performance since 2003, and our best baggage handling performance since DOT began reporting in 1994.

•	We expanded the airline’s global footprint by launching Los Angeles-to-Beijing service, and announced service from Philadelphia to Prague, Czech Republic, and Budapest, Hungary; Dallas-Fort Worth to Reykjavik-Keflavik, Iceland; and Chicago-O’Hare to Venice, Italy, which will start this summer.

•	We operate the youngest fleet among our peers and invested $4.1 billion in new aircraft, including our first Boeing 737 MAX. By the end of 2018 we expect to induct a total of 20 new MAX aircraft, which are replacing older, less fuel efficient aircraft.

•	We introduced new streaming-capable satellite-based internet access on narrowbody aircraft, starting with the 737 MAX and expanding soon to most of our domestic mainline fleet.

•	We introduced Basic Economy to compete with ultra low-cost carriers. This product is now offered nationwide and to leisure markets in Mexico and most of the Caribbean.

•	We expanded Premium Economy, which offers a wider seat, more legroom, an amenity kit, and enhanced meal choices on international flights. As of March 14, 69 widebody aircraft offer this product. We expect to offer Premium Economy on most of our widebody fleet by mid-2019.

•	We launched new products to meet customer demand, including the expansion of American’s best-in-class lounges by opening Flagship First Dining, a new exclusive experience for customers in Flagship First on international and A321T transcontinental flights. American now offers Flagship First Dining in Miami, Los Angeles, and New York- JFK. American is the only U.S. airline that offers international first class.

Make Culture a Competitive Advantage. American is creating an environment that cares for frontline team members, developing innovative, inspiring, and caring leaders, and equipping our team with the tools to support our customers.

•	We awarded each team member with two complimentary round-trip tickets across American’s global network to commemorate being named Air Transport World’s 2017 Airline of the Year.

•	After hurricanes hit the Caribbean and Florida, American Airlines team members worked together to help the people of San Juan, Puerto Rico and other affected parts of the region. American and our team members delivered more than 2.5 million pounds of relief supplies, raised almost $2 million for the American Red Cross and contributed $788,000 to the Family Fund to provide emergency assistance to team members.

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•	We invested more than $300 million in facilities and equipment including renovations to team member spaces, mobile devices for pilots and flight attendants, and the One Campus One Team initiative at our global support center in Fort Worth.

•	We kept team member pay competitive through initiatives such as a mid-contract salary increase for pilots and flight attendants and continued step increases, as well as a mid-contract pay increase for mechanics and fleet service workers. In early 2018 we also shared benefits of the recent Tax Cuts and Jobs Act through $1,000 payments to all non-officer team members.

•	We introduced best-in-industry maternity and adoption benefits.

•	We conducted our first team member engagement survey in over a decade, and we will continue to act on the results so that American continues to improve as a workplace.

•	We provided customer service skills training to 35,000 team members through Elevate the Everyday Experience training.

•	We rolled out our Leadership Model during 2017, which defines the attributes and expectations for leaders at American. In 2017, 4,000 leaders participated in leadership training designed to help them support our frontline team members. Higher level leaders underwent additional training to further listening and coaching skills during 2017, and this same training will roll out more broadly in 2018. We also began development of implicit bias training for leaders and our frontline team during 2017. All of this training supports our imperative to make culture a competitive advantage for American Airlines by building leaders who support the frontline team.

Ensure Long-Term Financial Strength. To ensure our long-term competitiveness in the global aviation industry, we are focused on capturing the efficiencies created by the merger, delivering on American’s earnings potential, and creating value for stockholders. In the four full years since the merger closed, the company’s cumulative pre-tax earnings were $15.2 billion, or $19.4 billion excluding net special items.

•	We reported a 2017 pre-tax profit of $3.1 billion, or $3.8 billion excluding net special items.

•	We returned $1.7 billion to shareholders in 2017, including the repurchase of 33.9 million shares and dividend payments of $198 million.

•	Since mid-2014 we have returned $11.4 billion to shareholders, reducing our share count by 37 percent to 475.5 million shares at the end of 2017.

See Annex A for a reconciliation of pre-tax profit excluding net special items, a non-GAAP measure.

Think Forward, Lead Forward. We are committed to re-establishing ourselves as an industry leader by creating an action-oriented culture that moves quickly to bring products to market, embraces technological change and quickly seizes upon new opportunities for our network and our product. During 2017:

•	We acquired 2.7% of the outstanding shares of China Southern Airlines, the largest airline in China.

•	We extended our trans-Atlantic Joint Business Agreement with our airline partners.

•	We committed more than $1.6 billion to improve LAX Terminals 4 and 5, setting the stage for American to receive additional gates, strengthen our Pacific gateway and be the pre-eminent airline for Los Angeles.

•	We have agreed on a new lease that will redevelop ORD over the next 10 to 15 years, giving us further room to grow our ORD operation. We built a five-gate expansion at ORD Terminal 3, giving American a new advantage at this key competitive hub.

Our Commitment to Fair Pay and Pay for Performance

Our CEO and other executive officers have demonstrated their commitment to fair pay and pay for performance by initiating the following exceptional actions with respect to their compensation.

•	Beginning in 2015, at Mr. Parker’s request, we provide 100% of his direct compensation in the form of equity incentives in lieu of base salary and annual cash incentive compensation. That has helped to advance our commitment to paying for performance and aligning Mr. Parker’s interests with that of our stockholders. More than half of these equity incentives will be earned not earlier than the third anniversary of the grant date based on our relative pre-tax income margin and total stockholder return (TSR) performance.

•	At his request, Mr. Parker’s target direct compensation has been historically set at below the average for his peers at Delta and United.

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•	Also at his request, in April 2016, our Compensation Committee agreed to eliminate his employment agreement and our obligations under the agreement such that Mr. Parker is no longer contractually entitled to receive a set level of compensation and benefits and is no longer protected by the change in control and severance provisions of that employment agreement. However, notwithstanding the elimination of Mr. Parker’s employment agreement, he has agreed to remain obligated with respect to the employment agreement covenants that required post termination confidentiality and non-solicitation of employees.

•	In 2017, at their request, all of the executive officers who were party to change in control and severance benefit agreements voluntarily terminated their agreements. As a result, none of our executive officers is now contractually entitled to any cash severance or continued health benefits upon any termination, nor are we contractually obligated to provide a gross-up to cover any excise taxes incurred by any named executive officer under Section 4999 of the Internal Revenue Code.

Competitive Compensation; Emphasis on Pay for Performance

For 2017, Mr. Parker’s total target direct compensation, which was provided solely in the form of long-term equity incentives, was set 3% higher than his 2016 total target direct compensation consistent with the budgeted increase for the broader support staff and management population. This resulted in total target direct compensation that was below the average total direct compensation of his peers at Delta and United (using the most recent publicly available data as of June 2017).

The target direct compensation provided to our other named executive officers is competitive with that of the other large network airlines. For 2017, our other named executive officers received a 2.8% merit-based increase to their total target direct compensation over 2016 levels consistent with the budgeted increase for the broader support staff and management team population, other than Mr. Isom, who received a 6.3% increase in connection with his promotion to President in 2016. In addition, between 85% and 90% of their 2017 total target compensation was comprised of variable pay. As a result, the compensation ultimately realized by our other named executive officers will be significantly determined by our financial performance and the performance of our stock, and is therefore closely aligned with the interests of our stockholders.

Pay mix. The pie charts below show the target mix of each element of the 2017 total compensation package for (i) our Chief Executive Officer and (ii) our other named executive officers, showing our strong emphasis on variable pay, which can only be earned based on the key performance objectives discussed in the section below.

Key Performance Objectives

We design our annual and long-term incentives to include performance metrics that focus on profitability, operating efficiency and investor returns.

For our 2017 annual cash incentive program, we retained the overall structure and performance metrics under our 2016 annual cash incentive program. As in 2016, our 2017 annual cash incentive program was based on pre-established adjusted pre-tax income targets. We believe that pre-tax income is an effective way to capture cost management and revenue performance. Under the program, the short-term incentive target payment was payable if we earned $5.0 billion in pre-tax profit in 2017, which the Committee believed would be a challenging goal, and no incentive would be earned if pre-tax profit was below $3.0 billion. The Committee is committed to setting rigorous goals under the short-term incentive program and set these levels following consideration of budgeted performance, taking into account fuel price environment and other broad market factors, as well as plan design considerations. In 2017, we achieved an adjusted pre-tax income of approximately $4.2 billion, which corresponded to achievement at 79.1% of the target level under the 2017 cash incentive program. Based on the funding level, each participating executive officer received a bonus at 79.1% of target.

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For 2017, we introduced relative TSR as a new metric under the performance-vesting component of our long-term incentive program. Our 2017 long-term incentive program for our named executive officers incorporates both performance- and time-vesting RSU components, with the performance-vesting component weighted at least 50% by value to further align management and stockholder interests. Because they are delivered in shares of our Company’s stock, the value of RSUs that comprise our executives’ equity incentives is directly aligned with stockholder returns. Moreover, the performance-vesting component of the RSUs will be earned not earlier than the third anniversary of the grant date based on our relative three-year pre-tax income margin as compared to that of a pre-defined group of airlines. Our three-year TSR relative to that of the same pre-defined group of airlines will be used to adjust upward or downward by up to 25%, any shares earned based on our relative pre-tax income margin performance. Relative pre-tax income margin maintains a focus on profitability and operating efficiency, and we believe it is an effective measure of relative financial performance in our industry. We believe that adjusting performance achievement positively or negatively based on relative TSR demonstrates our commitment to generating returns for our stockholders and further aligns management interests with stockholder interests.

Under the performance-vesting component of the RSUs, the number of shares earned will vary between 50% and 200% of the target number of performance-vesting RSUs originally awarded, depending on our relative performance on both pre-tax income margin and three-year TSR, and no shares will be earned if threshold performance on the pre-tax income margin measure is not achieved. In addition, if the Company’s absolute TSR over the measurement period is negative, no upward adjustment will be made to the payout based on this modifier, and the maximum number of shares that may be earned will be capped at 160%.

Effective Compensation Governance

We are committed to good compensation governance and have adopted compensation policies and practices in furtherance of our commitment, including the following:

What We Do	What We Do NOT Do

✓   Stock Ownership Guidelines that further align our executive officers’ long-term interests with those of our stockholders.

✓   Independent Compensation Consultant that is directly engaged by the Compensation Committee to advise on executive and director compensation matters.

✓   Annual Compensation Risk Assessment to identify any elements of our compensation program design or oversight processes that carry elevated levels of adverse risk to the Company.

✓   Equity Award Grant Policy that establishes objective, standardized criteria for the timing of equity awards granted to our team members.

✓   Tally Sheet Review. We conduct a comprehensive overview of all compensation, including an overview of total compensation targets and potential payouts.

✓   Clawback Policy for all cash and equity incentive compensation paid to our executive officers.

✓   At-Will Employment. Our executive officers are all at-will employees and none of our executive officers has an employment agreement.

×   No Severance or Change in Control Agreements. None of our executive officers has a severance or change in control agreement.

×   No Excessive Perquisites. Perquisites and other personal benefits are not a significant portion of any executive officer’s compensation. We do not provide company cars, personal club memberships, home security protection, private jet travel for personal use or protection on home sale loss in a relocation.

×   No Guaranteed Bonuses. Our executive officers’ bonuses are performance-based and 100% at risk.

×   No Payouts of Dividends accrued on unvested awards unless and until the award’s vesting conditions are satisfied.

×   No Active Executive Retirement Plans. We do not maintain any active executive-only or supplemental retirement plans.

×   No Hedging or Pledging. We prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

×   No Excise Tax Gross-Ups. We do not provide any executive officer with any tax gross-ups to cover excise taxes in connection with a change in control.

2017 Compensation Objectives and Programs

The philosophy underlying our overall executive compensation program is to provide an attractive, flexible and market-based total compensation program that is both tied to our performance and aligned with the interests of our stockholders. We intend for our compensation programs to motivate the management team to maximize stockholder value over time without creating unnecessary or excessive risk-taking that would have an adverse effect on stockholder value and potentially detract from our ability to reach long term sustainable levels of income and profitability.

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We believe the current structure of our executive compensation program has been effective at retention of key talent and rewarding the achievement of corporate and individual goals. As we move away from merger integration and toward meeting our performance objectives, our programs are structured to emphasize pay for performance with a focus on sustainable profitability and investor returns.

To continue to attract and retain high-caliber executive officers, the Compensation Committee set total 2017 compensation levels for our named executive officers following review of compensation levels paid at companies with a comparable global presence, complexity, operations, revenue and market capitalization to us, including Delta and United. The Committee determined to set total target direct compensation at 2.8% higher than 2016 levels for our named executive officers, consistent with our budgeted increase for the broader support staff and management population, other than for Mr. Isom, who received a 6.3% increase to his target direct compensation in connection with his promotion to President in 2016.

Stockholder Approval of 2017 Executive Compensation

At our 2017 annual meeting of stockholders, our stockholders voted, in a non-binding advisory vote, to approve the compensation of our named executive officers (with an approval representing over 97% of the shares represented in person or by proxy at the meeting and entitled to vote). Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and, in light of the approval by a substantial majority of stockholders, did not implement changes to the executive compensation programs as a result of the vote.

Determination of Executive Compensation

Role of the Compensation Committee and Management in Compensation Decisions

The Compensation Committee administers the compensation program for all officers, including the named executive officers. The Compensation Committee is comprised of five independent directors, each of whom is a “non-employee director” under Rule 16b-3 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code. The Compensation Committee’s overarching goal is to create executive compensation programs that align management and stockholder interests over the long-term and that allow us to recruit and retain a highly capable management team. The Compensation Committee considers management input on executive compensation programs but relies on its outside consultant, Willis Towers Watson, for perspective and leading practice guidance. Willis Towers Watson also provides leading practice data for the airline industry and Fortune 500 companies generally.

Some of the elements we consider when designing compensation policies include attrition, diversity, and executive development needs. Management also will from time to time bring matters to the attention of the Compensation Committee that might require alterations to compensation policies, especially when they have identified specific circumstances that require additional executive talent or unique executive skills that we may not currently have in place. Our Chief Executive Officer also provides input and recommendations based on his direct knowledge of the other named executive officers’ individual performance and contributions given the scope of their responsibilities.

Use of Compensation Consultants

The Compensation Committee retained Willis Towers Watson as its independent compensation consultant beginning in 2014. The Compensation Committee has sole authority with regard to the decision to retain Willis Towers Watson and, while Willis Towers Watson interacts with management from time to time in order to best coordinate with and deliver services to the Compensation Committee, it reports directly to the Compensation Committee with respect to its executive compensation consulting advice. Management also engaged Willis Towers Watson in 2017 to perform other services for the Company that are not part of the executive compensation services provided to the Compensation Committee or the director compensation services provided to the Corporate Governance and Nominating Committee. For a description of these services and fee information, see the section entitled “Information About the Board of Directors and Corporate Governance—Committees” beginning on page 30. The Compensation Committee has assessed whether the services provided by Willis Towers Watson or any other relationships raised any conflicts of interest pursuant to SEC and NASDAQ rules, and has concluded that no such conflicts of interest exist.

Use of Market Data and Tally Sheets

In order to ensure a competitive design for our executive compensation program, our Compensation Committee, with advice and analysis from Willis Towers Watson, reviews our program against those of our largest competitors, Delta and United. In addition, in 2017, we validated the total target direct compensation of our top executives against Willis Towers Watson’s database of similarly sized companies.

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For 2017, our annual review of executive compensation also included tally sheets for our executive officers. Each tally provides an overview of total compensation targets as well as estimated upcoming short- and long-term incentive payments. The Compensation Committee used these forward-looking compensation summary sheets to provide a comprehensive picture of each executive officers’ estimated future compensation.

Executive Compensation Mix with an Emphasis on Performance-Based Pay

As described above, our executive compensation structure includes both fixed and performance-based pay. Specifically, our executive compensation structure consists of three core components which align management and stockholder interests:

•	a base salary paid in cash;

•	an annual incentive program paid in cash based on achievement of annual profitability targets; and

•	a long-term equity incentive program in the form of restricted stock units (RSUs) that incorporate both performance- and time-vesting components.

The overarching goal is to align executive and stockholder interests, so the executive compensation programs emphasize pay for performance (such that compensation is paid only if we meet pre-determined performance targets) and equity-based compensation tied to our stock performance. For 2017, our named executive officers’ fixed compensation was in the 0-15% range, reflecting a heavy weighting on variable or performance-based compensation vesting over multiple time periods, with Mr. Parker’s direct compensation provided 100% in the form of long-term equity incentives.

Base Salary

Base salaries provide a secure, consistent amount of fixed pay that compensates executives for their scope of responsibility, competence and performance.

As discussed above, Mr. Parker’s direct compensation for 2017 was provided 100% in the form of long-term equity incentives and he was not eligible for any base salary.

In 2017, our other named executive officers were eligible for a 2.5% salary increase over 2016 levels, consistent with merit increases in the total direct compensation for the general management employee population. Mr. Isom’s 2017 base salary reflected a 2.5% increase over his 2016 base salary of $700,000, which was approved in October 2016 in connection with his promotion to President. The 2017 base salary levels for Messrs. Kerr, Johnson and Ms. Leibman were set at $622,233, and the base salary level for Mr. Isom was set at $717,500, effective April 2017. In setting base salaries, the Compensation Committee also reviewed these levels against Willis Towers Watson’s database of similar-sized companies with greater than $20 billion in total revenues and corporate roles regressed to $40 billion in total revenues and considered that they generally fell in the 25th to 30th percentile, though it did not specifically benchmark to this range.

While we aim to establish competitive compensation, our greater focus is on establishing a culture where creating long-term value for our stockholders is always at the forefront of our leadership team’s decision-making. We believe that our reduced emphasis on fixed compensation, achieved through below-median base salaries combined with higher levels of target variable cash incentives and equity compensation, allows us to retain our management team and recruit from other network airlines and general industry while also emphasizing our pay-for-performance philosophy.

Annual Cash Incentive Program

The second core component of our overall compensation program is a short-term cash incentive program. Following the merger with US Airways, we implemented an annual cash incentive program based on pre-established adjusted pre-tax income targets. We believe that pre-tax income is an effective way to capture cost management and revenue performance. Annual incentives also serve as a retention tool as employees generally must remain employed through the payment date in order to receive payment of any potential annual incentive program awards.

For 2017, the named executive officers (other than Mr. Parker, who received his compensation entirely in the form of long-term equity incentives, as discussed above) participated in the American Airlines Group Inc. 2017 Short-term Incentive Program (the “2017 STIP”). Payouts under the 2017 STIP were tied to the achievement of pre-established adjusted pre-tax income goals (excluding special items, profit sharing and annual incentive programs and related payroll taxes and 401(k) company contributions). The Committee is committed to setting rigorous goals under the STIP. For 2017, the Committee maintained the target pre-tax income level at $5.0 billion. The Committee believed this target would be a

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challenging goal for 2017, as it was significantly above the budgeted pre-tax income excluding special item projections for 2017, taking into account a variety of factors, including higher forecasted fuel prices in 2017 than 2016. The Committee also determined to lower the threshold level from $3.5 billion under our 2016 STIP to $3.0 billion for 2017 in order to make the funding formula more symmetric around target, while maintaining a reasonable minimum payout target. As we have disclosed to our investors, we believe that American should be able to produce target pre-tax income of around $5 billion, and that is where the Committee has set the target under the incentive plan. However, we are a cyclical business, and in extremely challenging years, we are likely to generate around $3 billion in profit and in exceptional years, we should produce around $7 billion in profit. In consideration of these factors, the Committee set the following threshold, target, and maximum performance levels for the financial metrics, as well as the corresponding annual incentive funding levels:

	2017 Adjusted Pre-tax Income ($)(in billions)	Funding Level (% of Target)

<Threshold	<3.0	0%

Threshold	3.0	50%

Target	5.0	100%

Maximum	7.0	200%

Any performance falling between threshold, target and maximum levels would result in an adjustment of funding level based on straight-line interpolation. The 2017 target bonus opportunities for the participating named executive officers were set at the same levels as in 2017 as shown in the table below, with Mr. Isom’s target bonus opportunity reflecting the same target bonus opportunity approved in October 2016 in connection with his promotion to President.

Named Executive Officer	2017 Target Payout Level as a Percentage of Base Salary

Robert Isom	175%

Derek Kerr	125%

Maya Leibman	125%

Steve Johnson	125%

Historically, under our short-term incentive program, the Compensation Committee could, in its discretion, increase the amount of an award based on individual performance by up to 50% or decrease it to zero, provided that the aggregate effect of the individual performance modifier for all participants, however, could not result in an increase to the aggregate program incentive amount. In addition, in no event could an individual payout exceed 200% of the applicable target opportunity. For 2017, payouts for our named executive officers were determined solely based on the achievement of the corporate performance objectives, without regard to individual performance.

In 2017, we achieved an adjusted pre-tax income of approximately $4.2 billion, which corresponded to achievement at 79.1% of the target level under the 2017 STIP. The following table shows the 2017 target goal, actual performance and funding level for the 2017 STIP.

Performance Goal	2017 Target Performance Goal ($)(in billions)	Actual Performance ($)(in billions)	Funding Level (% of target)

2017 Adjusted Pre-tax Income(a)	5.0	4.2	79.1%

(a)	Represents income before income taxes for the year ended December 31, 2017, excluding special items (as detailed in the Current Report on Form 8-K filed by AAG on January 25, 2018) and profit sharing and annual incentive programs and related payroll taxes and 401(k) company contributions.

Based on the funding level as described above, each named executive officer other than Mr. Parker received a bonus at 79.1% of target under the 2017 STIP. The dollar amounts of the bonuses paid to our named executive officers under the 2017 STIP are set forth in the “Summary Compensation Table” on page 60.

The 2018 Short-term Incentive Program is substantially similar to the design used in 2017.

Long-Term Incentive Programs

The third core component of our overall compensation program is a long-term equity incentive program that focuses our executives on our performance over time and further links the interests of recipients and stockholders. Stock-based

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awards, coupled with performance- and time-vesting requirements, provide an appropriate incentive to our executives to remain with the Company and meet the long-term goal of maximizing stockholder value. Consistent with our emphasis on pay for performance and our commitment to long-term value creation for our stockholders, our named executive officers’ total target direct compensation is weighted heavily toward long-term equity awards, with Mr. Parker’s total target direct compensation comprised 100% of long-term equity awards.

The Compensation Committee determines the number of shares to be granted to an executive officer based upon the executive’s level of responsibility and job classification level and the results of compensation market analyses.

For 2017, our long-term incentive program included both performance- and time-vesting components, each weighted 50% by value (other than with respect to Mr. Parker), with the performance-vesting component incorporating TSR as a new metric introduced for 2017. Mr. Parker’s annual grant was weighted approximately 54% performance-vesting and 46% time-vesting by value, reflecting the relative proportions from 2015 when he began to be compensated solely in equity awards. At that time, the value of his base salary was added to his time-vesting award and his target STI value was added to his performance-vesting award, resulting in a split of 54% performance-vesting awards and 46% time-vesting awards.

Two-thirds of the time-vesting RSUs vest in April 2018 and the remaining one-third vest in April 2019, subject to each executive’s continued employment with the Company. As under our 2016 long-term incentive program, the performance-vesting RSUs vest based on the Company’s achievement of pre-tax income margin, excluding special charges, over a three-year performance period, but for 2017, we introduced a TSR modifier pursuant to which the number of shares vesting will be increased or decreased by up to 25% based on the Company’s relative TSR ranking. The maximum number of shares that may be issued in respect of each performance-vesting RSU, taking into account the Company’s relative TSR ranking, remains at 200%, as under our prior program. Pre-tax income margin is measured over the three-year period from January 1, 2017 to December 31, 2019, relative to the weighted average pre-tax income margin of a peer group comprised of Delta, United, Southwest, JetBlue, Alaska and Spirit. TSR is measured based on the 20-day average stock price prior to April 25, 2017 and the 20-day average stock price ending on April 25, 2020, calculated assuming reinvestment of dividends, and is ranked relative to the same peer group of airlines. Based on these performance metrics, the number of shares of our Common Stock issuable in respect of each performance-vesting RSU upon vesting may range from 0 to 200% as follows:

Pre-Tax Income Margin Performance Relative to Peer Group	Payout (as a % of Target)	TSR Modifier	Number of Shares to be Issued per Performance Vested RSU

150% or higher	160%	1 or 2 ranking = 125%	200%

100%	100%	3, 4 or 5 ranking = 100%	100%

50%	66 2/3%	6 or 7 ranking = 75%	50%

Less than 50%	0%		0%

In the event that the Company’s pre-tax income margin was negative for the performance period, pre-tax income achievement would be capped at 100%, and in the event the Company’s TSR was negative for the performance period, the TSR modifier would be capped at 100%.

Linear interpolation will be used to determine the payouts for performance attained between 50% and 100% and between 100% and 150% of the peer group weighted average pre-tax income margin.

For our named executive officers, the Compensation Committee determined to award target grant values with a 3% increase over 2016 target grant values, consistent with the budgeted increase in total direct compensation applicable to the broader support staff and management team population, with the exception of Mr. Isom, who received a 7.9% increase to his 2016 grant value in connection with his promotion to President in 2016. For Mr. Parker, this resulted in annual target compensation set at $11,330,000, which was below the average of his peers at Delta and United (using the most recent public available data as of June 2017). The number of shares subject to each RSU award was determined by dividing the target grant value by our closing stock price on the date of grant.

Please see the Grants of Plan-Based Awards table below for a description of the grants awarded to our named executive officers during 2017. For the performance-vesting component of the RSU grants, the values included in the Summary Compensation Table and the Grants of Plan-Based Awards Table reflect the accounting grant date fair value of the grants. In accordance with accounting rules, a Monte Carlo simulation is used to capture the impact of the TSR metric. The Monte Carlo simulation takes into account several factors, including the volatility of our stock price and the correlation between our stock price performance and the stock price performance of our peer group. Because the grant date fair

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value of the award could fluctuate based on these various factors, the Compensation Committee approved setting the number of shares subject to each award by reference to the closing stock price on the date of grant, rather than the grant date fair value. As a result, the grant date fair values reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table are approximately 5% to 6% higher than the target grant values approved by the Compensation Committee. Furthermore, these values do not reflect amounts actually realizable by our named executive officers, which will depend on our relative pre-tax income margin and total shareholder return performance over three years.

The Compensation Committee has adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity awards, other than new hire, promotion or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Compensation Committee or at an Equity Incentive Committee meeting (with respect to awards to non-executive employees) or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible.

2015 Equity Awards

Our named executive officers’ 2015 annual equity grants were comprised of both time-vesting and performance-vesting RSUs. The performance-vesting RSUs vested based on the Company’s achievement of a pre-tax income margin for the three years ending December 31, 2017 relative to the pre-tax income margin over the same period for a pre-defined group of airlines. Based on our achievement of 85.9% relative to this peer group, which was certified by the Compensation Committee on April 10, 2018, 0.859 shares of common stock were eligible to vest in respect of each RSU. These RSUs vested on April 15, 2018, and in the case of Mr. Parker, April 20, 2018.

Change in Control and Severance Benefits

Change in control and severance benefits are a customary component of executive compensation, which are generally used to reinforce and encourage executives’ continued attention and dedication to their assigned duties without the distraction arising from the possibility of a change in control. While we have historically provided change in control severance benefits pursuant to employment agreements or change in control severance agreements with our named executive officers for these reasons, as discussed more fully below, as of April 2017, none of our executive officers is a party to any individual employment or severance agreement providing change in control or severance benefits. Information on the estimated payments and benefits that our named executive officers would have been eligible to receive in the event of a termination or change in control as of December 31, 2017 pursuant to our equity plans, 2017 STIP and other arrangements, are set forth in “Potential Payments Upon Termination or Change in Control” beginning on page 66.

Mr. Parker

As required by the terms of the merger agreement with US Airways, we assumed the employment agreement Mr. Parker had entered into with US Airways prior to 2010, which provided for severance payments upon qualifying terminations, including certain terminations following a change in control, and termination other than for misconduct or a resignation for good reason. In April 2016, at Mr. Parker’s request, our Compensation Committee agreed to eliminate Mr. Parker’s employment agreement, and Mr. Parker is no longer contractually entitled to the change in control and severance protections provided by the employment agreement.

In connection with the replacement of Mr. Parker’s cash compensation with equity compensation starting on May 1, 2015, the Compensation Committee determined that in light of the fact the equity awards granted to Mr. Parker in lieu of his cash compensation are subject to extended vesting periods, in the event of Mr. Parker’s termination of employment for any reason other than misconduct, certain of Mr. Parker’s equity incentives will vest to the extent necessary to keep Mr. Parker whole for the value of the base salary or annual target cash incentive Mr. Parker otherwise would have received through his termination date. If Mr. Parker’s employment had been terminated as of December 31, 2017, the value of the accelerated portion of his 2017 RSU award would have been $4,262,000.

Former US Airways Executive Officers

We also assumed the executive change in control and severance benefits agreements of Messrs. Kerr, Isom and Johnson, and Ms. Elise Eberwein, each of whom served at US Airways prior to the merger with US Airways. Each of these agreements was entered into with US Airways prior to 2010 and provided for severance payments upon qualifying terminations. In April 2017, at their request, all of our executive officers who were party to change in control and severance benefits agreements, including each of Messrs. Kerr, Isom and Johnson, and Ms. Eberwein, voluntarily terminated their agreements. As a result of the voluntary forfeiture of these agreements, our executive officers are no longer contractually entitled to any cash severance or continued healthcare benefits upon any termination, nor are we contractually obligated to provide a gross-up to cover any excise taxes incurred by them under Section 4999 of the Code.

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Equity Incentive Plans

In addition to the change in control and severance benefits described above, pursuant to the grant agreements under the Company’s 2013 Incentive Award Plan (the “AAG 2013 IAP”), the US Airways Group, Inc. 2011 Incentive Award Plan (the “2011 Plan”) and the US Airways Group, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), our employees are entitled to full acceleration of their SARs and RSUs in the event of a termination due to death or disability or a change in control, as well as full acceleration of SARs upon retirement. SARs granted under the 2011 Plan, the 2008 Plan and the US Airways Group, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) are also subject to extended exercise periods in the event of certain terminations as described in the section entitled “Executive Compensation—Potential Payments upon Termination or Change in Control” beginning on page 66.

Other Benefits and Perquisites

We maintain broad-based employee benefit plans in which all employees, including the named executive officers, participate, such as group life and health insurance plans and a 401(k) plan. These benefits are provided as part of the basic conditions of employment that we offer to other U.S.-based team members.

Enhanced Benefits

We continue to provide certain enhanced benefits to our named executive officers. These benefits provide convenience and support services that allow our executives to more fully focus attention on carrying out their responsibilities to our stockholders. These benefits are common in the airline industry and consequently are necessary for us to be competitive in recruiting and retaining talented executives. The incremental cost to us of providing these benefits is not material.

Following standard airline industry practice, we provide certain flight privileges to our employees. Free flights on our airline are available to all employees, and “positive space” flight privileges are provided to the named executive officers. We believe that providing such flight privileges for the named executive officers is consistent with airline industry practice and that competitive flight privileges are needed for the recruitment and retention of the most senior employees. By providing positive space flight privileges to our executives, we are able to offer a unique and highly-valued benefit at a low cost. This benefit also encourages executives to travel on the airline frequently, and while doing so, meet and listen to employees, solicit feedback from employees and customers, audit aircraft and facility appearance and quality, and monitor operational performance throughout the domestic and international route system. In addition, as in prior years, we cover the income tax liabilities of our named executive officers related to those flight privileges, which is consistent with industry practice.

The positive space flight privileges provided to the named executive officers include unlimited reserved travel in any class of service for the executive and his or her immediate family, including eligible dependent children, for personal purposes. The executive officer and his or her immediate family, including eligible dependent children, also have access to our Admirals Club® travel lounges at various airports. The executives are also eligible for 12 free round-trip passes or 24 free one-way passes each year for reserved travel for non-eligible family members and friends, and we cover the income tax liability related to these flight privileges. The named executive officers are required to pay any international fees and taxes, if applicable.

We also offer our named executive officers perquisites in the form of financial advisory services and executive physicals. We will reimburse up to $4,500 annually for their personal tax planning, estate planning and retirement planning services from a certified financial planner, certified public accountant, or attorney. We will pay the full cost of their annual physicals and additional diagnostic tests recommended by the provider.

Mr. Parker is a participant in the Charitable Contribution Program, under which US Airways paid annual premiums on a joint life insurance policy. Under the program established by America West in 1994, a $1 million death benefit will be donated to one or more qualifying charitable organizations chosen by Mr. Parker. For a more detailed description of the charitable contribution program, see the narrative above under the Director Compensation table. Two of our named executive officers with grandfathered benefits receive enhanced life insurance benefits and cash payments to cover their income tax liabilities associated with taxable life insurance benefits.

For additional information on any individual benefits provided to the named executive officers on an individual basis, see the section entitled “Executive Compensation—Summary Compensation Table” beginning on page 60.

AMR Legacy Retirement Programs

As a former AMR executive, Ms. Leibman participates in certain retirement plans we assumed from AMR in connection with the merger, including the Retirement Benefit Plan of American Airlines, Inc. for Agent, Management, Specialist,

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Support Personnel and Officers (the “AMR Retirement Benefit Plan”) and the Supplemental Executive Retirement Program for Officers of American Airlines, Inc. (the “AMR Non-Qualified Plan”). All benefits under the AMR Retirement Benefit Plan were frozen for all employees as of October 31, 2012. Effective upon the freeze of benefit accruals under the AMR Retirement Benefit Plan, AMR began making matching contributions under the American Airlines, Inc. 401(k) Plan (the “AA 401(k) Plan”) to eligible employees, including Ms. Leibman, up to 5.5% of eligible earnings. Like the AMR Retirement Benefit Plan, as of October 31, 2012, the defined benefits portion of the AMR Non-Qualified Plan was frozen.

For further details regarding AMR’s legacy retirement plans, see the sections entitled “Executive Compensation—Pension Benefits” beginning on page 64 and “Executive Compensation—Non-Qualified Deferred Compensation” beginning on page 65 and the accompanying narrative discussion and footnotes that follow those tables.

Continuing Focus on Leading Practices

Stock Ownership Guidelines

We have implemented stock ownership guidelines for our executive officers. Executives are required to hold a number of shares of stock equal to the lesser of either (i) a fixed number of shares or (ii) a number of shares with a total value equal to a designated multiple of their base salary, as provided in the table below. Ownership is determined based on the combined value of the following executive holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the executive or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the Corporate Governance and Nominating Committee. Executives have five years from the later of the effective time of the merger with US Airways or the time of hire to comply with the ownership guidelines. Under the guidelines, until an executive has reached the minimum ownership guideline, such executive may not sell or otherwise dispose of shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards granted by us except to the extent such sales do not cumulatively exceed 50% of such shares. Each of our executive officers currently owns shares that substantially exceed the minimum ownership guidelines.

Stock Ownership Guidelines

Position/Levels	Multiple of Base Salary		Fixed Shares

Chief Executive Officer	$4,305,000	(a)	116,667

President	3x		54,167

Chief Operating Officer	3x		50,000

Executive Vice President	3x		47,917

(a)	With respect to Mr. Parker, the multiple of base salary was set at a dollar level equal to six times his base salary in effect immediately prior to May 1, 2015, because effective as of such time, Mr. Parker no longer received any base salary.

Clawback Policy

We have adopted a clawback policy that applies to all executive officers and covers all compensation under the cash incentive programs and all equity awards. The policy applies in the event our financial statements are restated as a result of material non-compliance with financial reporting rules and provides the Board of Directors with broad discretion as to what actions may be taken based on circumstances leading to the restatement, including recovery of incentive-based compensation received by an executive officer during the three-year period preceding the restatement in excess of what the executive officer would have been paid under the restatement. The Compensation Committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board of Directors any changes to the current policy that are necessary or appropriate in light of guidance issued by the SEC.

Prohibition on Hedging and Pledging

Our insider trading policy prohibits our executive officers and directors from hedging the economic risk of security ownership. In addition, our executive officers and directors are prohibited from pledging Company securities to secure margin or other loans.

Section 280G/Section 4999 Policy

We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

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Tax Considerations

Section 162(m) of the Code disallows a tax deduction to public companies for compensation in excess of $1 million paid to “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees included the Chief Executive Officer and the next three most highly compensated executive officers serving at the end of the fiscal year (other than the Chief Financial Officer), and performance-based compensation arrangements could qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m) of the Code. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this “qualified performance-based compensation” exception was eliminated, and the definition of covered employees was expanded to generally include all named executive officers. Although we maintain compensation plans that were intended to permit the award of deductible compensation as qualified performance-based compensation under Section 162(m) prior to the Tax Cuts and Jobs Act of 2017, subject to the Act’s transition relief rules, we may no longer take a deduction for any compensation paid to our covered employees in excess of $1 million.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted,

Compensation Committee

Rich Kraemer (Chair)

Jim Albaugh

Jeff Benjamin

Alberto Ibargüen

Denise O’Leary

This report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

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EXECUTIVE OFFICERS

The following table lists AAG’s executive officers as of April 30, 2018, including their ages and principal occupations.

Name	Age	Title
W. Douglas Parker	56	Chairman and Chief Executive Officer
Robert D. Isom, Jr.	54	President
Elise R. Eberwein	52	Executive Vice President—People and Communications
Stephen L. Johnson	61	Executive Vice President—Corporate Affairs
Derek J. Kerr	53	Executive Vice President and Chief Financial Officer
Maya Leibman	52	Executive Vice President and Chief Information Officer

Below is certain information as of April 30, 2018, regarding our executive officers other than Doug Parker. For similar information regarding Mr. Parker as of April 30, 2018, see the section entitled “Proposal 1: Election of Directors” beginning on page 5.

Robert Isom

Robert Isom is President for AAG and American, a position he has held since August 2016. He also serves on the board of directors of American, a position he has held since August 2016. From 2013 to 2016, Mr. Isom served as Executive Vice President and Chief Operating Officer for AAG and American, after holding those same positions at US Airways from 2007 to 2013. Prior to joining US Airways, Mr. Isom served as Chief Restructuring Officer for GMAC, LLC. Before that, he was Senior Vice President, Ground Operations and Airport Customer Service, for Northwest Airlines. Mr. Isom also served as Vice President, International, and Vice President, Finance, for Northwest Airlines. Between 1995 and 2000, he was with America West and held executive roles in revenue management, operations and finance. Mr. Isom started his career at The Procter & Gamble Company.

Elise Eberwein

Elise Eberwein is Executive Vice President—People and Communications for AAG and American, positions she has held since December 2013. Previously, Ms. Eberwein served as Executive Vice President—People, Communications and Public Affairs for US Airways, her role since 2009. Ms. Eberwein has nearly 30 years of industry experience and joined America West in 2003 as Vice President, Corporate Communications, from Denver-based Frontier Airlines. She began her career as a flight attendant for TWA and held a variety of positions at TWA in operations, marketing and communications.

Steve Johnson

Steve Johnson is Executive Vice President—Corporate Affairs for AAG and American, positions he has held since December 2013. He also serves on the board of directors of American, a position he has held since December 2013 and on the board of directors of WIZZ Air Holdings PLC, a European airline company that trades on the London Stock Exchange. Previously, Mr. Johnson served as Executive Vice President—Corporate and Government Affairs for US Airways, his role since 2009. From 2003 to 2009, Mr. Johnson was a partner at Indigo Partners LLC, a private equity firm specializing in acquisitions and strategic investments in the airline, air finance and aerospace industries. Between 1995 and 2003, Mr. Johnson held a variety of positions with America West prior to its merger with US Airways, including Executive Vice President—Corporate. Prior to joining America West, Mr. Johnson served as Senior Vice President and General Counsel at GPA Group plc. He was also an attorney at Seattle-based law firm Bogle & Gates, where he specialized in corporate and aircraft finance and taxation.

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Derek Kerr

Derek Kerr is Executive Vice President and Chief Financial Officer for AAG and American, positions he has held since December 2013. Previously, Mr. Kerr served as Executive Vice President and Chief Financial Officer for US Airways, a role that he began in 2009. Prior to that, he was Senior Vice President and Chief Financial Officer of America West, a role he began in 2002. He joined America West in 1996 as senior director, planning, and was promoted to Vice President, Financial Planning and Analysis, in 1998. In 2002, Mr. Kerr was promoted to Senior Vice President, Finance, adding responsibility for purchasing and fuel administration. Prior to joining America West, Mr. Kerr served in various financial planning and analysis positions with Northwest Airlines. Previously, Mr. Kerr was a flight test coordinator/control engineer with Northrop Corporation’s B-2 Division.

Maya Leibman

Maya Leibman is Executive Vice President and Chief Information Officer for AAG and American, positions she has held since November 2015. Previously, she served as Senior Vice President and Chief Information Officer from January 2012 to November 2015. Prior to her role as Chief Information Officer, Ms. Leibman was President of the AAdvantage loyalty program from 2010 to 2012. From 2001 to 2010, Ms. Leibman held several positions in the Information Technology department, culminating in the position of Vice President, Business Operations Systems from 2006 to 2010. Ms. Leibman joined American in 1994 in the Revenue Management department.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides compensation earned by our named executive officers in the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Doug Parker(a)	2017	-	-	11,974,000	-	-	201,486	12,175,486
Chairman and Chief	2016	-	-	11,000,000	-	-	140,763	11,140,763
Executive Officer	2015	231,538	-	10,330,000	387,450	-	469,559	11,418,547
Derek Kerr	2017	616,396	-	2,792,000	615,264	-	84,806	4,108,466
Executive Vice	2016	600,936	-	2,575,000	948,525	-	66,521	4,190,982
President and Chief	2015	584,178	-	2,920,000	1,350,317	-	366,448	5,220,943
Financial Officer
Robert Isom	2017	710,769	-	5,263,000	993,235	-	126,877	7,093,881
President	2016	641,306	-	4,635,000	1,176,667	-	99,141	6,552,114
	2015	609,577	-	3,500,000	1,409,027	-	650,014	6,168,618
Maya Leibman	2017	616,396	-	2,792,000	615,264	41,220	93,933	4,158,813
Executive Vice	2016	600,936		2,575,000	948,525	31,652	95,814	4,251,927
President and Chief
Information Officer
Steve Johnson	2017	616,396	-	2,792,000	615,264	-	122,536	4,146,196
Executive Vice	2016	600,936	-	2,575,000	948,525	-	96,025	4,220,486
President Corporate	2015	584,178	-	2,920,000	1,350,317	-	236,537	5,091,032
Affairs

(a)	On April 20, 2015, the Compensation Committee adjusted the compensation program from Mr. Parker to provide 100% of his direct compensation in the form of equity incentives. Effective as of May 1, 2015, the Company no longer paid Mr. Parker a cash base salary, and he ceased participation in the Company’s annual cash incentive program. Mr. Parker’s April 2017 equity grant was set at a level intended to, among other things, capture the value of his forgone base salary, target cash incentive opportunity under the 2017 Short-term Incentive Program and the value of his 401(k) match.

(b)	Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs granted by the Company during each of the fiscal years ending December 31, 2017, 2016 and 2015, respectively, to the named executive officers. The grant date fair value, as calculated in accordance with ASC Topic 718, of time-based RSUs is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. With respect to the performance-based RSUs with a TSR modifier market condition, as described in the Compensation Discussion and Analysis—Long-Term Incentive Programs on page 51, granted during fiscal year 2017, the grant date fair value is equal to the number of shares underlying the probable outcome of the relative pre-tax income margin performance condition, multiplied by the fair value per share determined using a Monte Carlo simulation model in accordance with applicable accounting rules . Note that as a result of the requirement to use a Monte Carlo valuation due to the TSR modifier market condition, the grant date fair values of the RSUs granted during 2017 as shown in this column are higher than target grant values approved by the Compensation Committee, which were based on our closing stock price on the date of grant. The aggregate maximum fair value of the 2017 performance-based RSUs assuming the highest level of achievement of the performance condition is as follows: Mr. Parker $10,819,000, Mr. Kerr $2,345,000, Mr. Isom $4,421,000, Ms. Leibman $2,345,000 and Mr. Johnson $2,345,000.

(c)	For 2017, amounts represent payments under the AAG 2017 Short-term Incentive Program. For additional information on these payouts, see the section entitled “Compensation Discussion and Analysis—Annual Cash Incentive Program” beginning on page 50.

(d)	Amount represents the change in the actuarial present value of the accumulated benefit under the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan from January 1, 2017 to December 31, 2017. Both of these plans were frozen as of October 2012. For additional information on these plans, see the sections entitled “Compensation Discussion and Analysis—AMR Legacy Retirement Programs” beginning on page 54 and “Pension Benefits” on page 64.

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(e)	The following table provides the amounts of other compensation, including perquisites, paid to, or on behalf of, named executive officers during 2017 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

	Doug Parker ($)	Derek Kerr ($)	Robert Isom ($)	Maya Leibman ($)	Steve Johnson ($)
Dividends(a)	141,962	50,700	60,841	40,560	50,700
Flight Privileges(b)	26,107	8,612	24,729	19,442	29,992
Life Insurance Premiums(c)	9,210	1,700	-	-	-
Medical Examinations	3,142	3,594	3,410	-	-
Financial Advisory Services	-	4,500	4,500	4,500	4,500
Gross-Up Payments(d)	21,065	850	18,547	14,581	22,494
401(k) Company Contributions	-	14,850	14,850	14,850	14,850

(a)	Amounts represent dividends accrued and paid on RSUs upon vesting that were not reflected in the grant date fair value of the RSU award.

(b)	Amounts represent flight privileges provided for unlimited, top-priority reserved travel in any class of service, for the named executive officer and his or her immediate family, and up to 12 round-trip or 24 one-way passes for non-eligible family members and friends. Amounts for Messrs. Parker, Isom and Johnson and Ms. Leibman represent the actual value of travel utilized by those named executive officers and their respective eligible dependents during 2017. Amount for Mr. Kerr represents the 2017 annuitized value of his lifetime flight benefits. Mr. Kerr previously vested into lifetime travel privileges in connection with the merger of US Airways and America West.

(c)	Amounts represent: (i) with respect to Messrs. Parker and Kerr, premium payments made by the Company in excess of the amount of premiums paid for employees generally with respect to coverage of the named executive officer under a life insurance policy and (ii) with respect to Mr. Parker only, the portion of premiums paid by the Company attributable to Mr. Parker for a life insurance policy under the America West Directors’ Charitable Contribution Program.

(d)	Amount represents tax gross-up payments with respect to flight privileges and life insurance.

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Grants of Plan-Based Awards in 2017

The following table provides information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2017.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(d)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Doug Parker		-	-	-
	4/25/2017				65,632	131,264	262,528				6,762,000
	4/25/2017							111,817			5,212,000
Derek Kerr		388,895	777,791	1,555,582
	4/25/2017				14,225	28,449	56,898				1,466,000
	4/25/2017							28,449			1,326,000
Robert Isom		627,813	1,255,625	2,511,251
	4/25/2017				26,819	53,637	107,274				2,763,000
	4/25/2017							53,637			2,500,000
Maya Leibman		388,895	777,791	1,555,582
	4/25/2017				14,225	28,449	56,898				1,466,000
	4/25/2017							28,449			1,326,000
Steve Johnson		388,895	777,791	1,555,582
	4/25/2017				14,225	28,449	56,898				1,466,000
	4/25/2017							28,449			1,326,000

(a)	Reflects potential payouts under the AAG 2017 Short-term Incentive Program. For each named executive officer, total payments for 2017 were 79% of his or her target bonus opportunity. See the “Summary Compensation Table” on page 60.

(b)	Represents the performance-vesting portion of each named executive officer’s 2017 RSU awards that vest on April 25, 2020, subject to the executive’s continued employment, based on the Company’s achievement of (i) a pre-tax income margin for the three years ending December 31, 2019 relative to the pre-tax income margin over the same period for a pre-defined group of airlines and (ii) compound annual total stockholder return for the three years ending on April 25, 2020 relative to the compound annual total stockholder return over the same period for a pre-defined group of airlines. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 50% and 200% depending on the Company’s relative performance, and no shares will be issued if threshold performance is not achieved.

(c)	Represents the time-vesting portion of each named executive officer’s 2017 RSU awards that vest, subject to the executive’s continued employment, with respect to two-thirds of the shares on April 25, 2018 and with respect to one-third of the shares on April 25, 2019.

(d)	For the time-based vesting portion of each named executive officer’s 2017 RSUs awards, the grant date fair value is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. For the performance-vesting TSR modifier portion of each named executive officer’s 2017 RSU awards, the grant date fair value is equal to the number of shares underlying the probable outcome of the relative pre-tax income margin performance condition, multiplied by the fair value per share determined using a Monte Carlo simulation model in accordance with applicable accounting rules.

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Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of our named executive officers as of December 31, 2017.

	Option/Stock Appreciation Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	IAP Award: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		IAP Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(h)
Doug Parker	294,748	-	7.62	4/11/2019	111,817	(a)	5,817,839	131,264	(f)	6,829,666
	240,536	-	8.14	4/20/2018	40,879	(b)	2,126,934	143,965	(g)	7,490,499
	196,820	-	8.84	4/9/2018				96,369	(c)	5,014,079
Derek Kerr	-	-	-	-	28,449	(a)	1,480,201	28,449	(f)	1,480,201
					10,402	(b)	541,216	31,205	(g)	1,623,596
								26,245	(c)	1,365,527
Robert Isom	-	-	-	-	53,637	(a)	2,790,733	53,637	(f)	2,790,733
					26,175	(d)	1,361,885
					12,482	(b)	649,438	37,445	(g)	1,948,263
								31,494	(c)	1,638,633
Maya Leibman	-	-	-	-	28,449	(a)	1,480,201	28,449	(f)	1,480,201
					10,402	(b)	541,216	31,205	(g)	1,623,596
					3,940	(e)	204,998
								20,996	(c)	1,092,422
Steve Johnson	117,287	-	7.62	4/11/2019	28,449	(a)	1,480,201	28,449	(f)	1,480,201
					10,402	(b)	541,216	31,205	(g)	1,623,596
								26,245	(c)	1,365,527

(a)	Two-thirds of the RSUs vested on April 25, 2018 and, subject to continued employment, one-third will vest on April 25, 2019.

(b)	100% of the RSUs vested on April 20, 2018.

(c)	Represents performance-vesting RSUs granted in 2015 and with respect to which the performance conditions were achieved and certified to by the Compensation Committee on April 10, 2018, based on the Company’s achievement of a pre-tax income margin for the three years ending December 31, 2017 relative to the pre-tax income margin over the same period for a pre-defined group of airlines. Based on our achievement of 85.9% relative to this peer group, 0.859 shares of common stock were eligible to vest in respect of each RSU. These RSUs vested on April 15, 2018, and in the case of Mr. Parker, April 20, 2018.

(d)	Subject to continued employment, one-half will vest on October 18, 2018 and one-half will vest on October 18, 2019.

(e)	Subject to continued employment, 100% of the RSUs will vest on November 23, 2018.

(f)	Represents RSUs that will vest, subject to continued employment, on April 25, 2020 based on the Company’s achievement of (i) a pre-tax income margin for the three years ending December 31, 2019 relative to the pre-tax income margin over the same period for a pre-defined group of airlines and (ii) compound annual total stockholder return for the three years ending on April 25, 2020 relative to the compound annual total stockholder return over the same period for a pre-defined group of airlines. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 50% and 200% depending on the Company’s relative performance, and no shares will be issued if threshold performance is not achieved.

(g)	Represents RSUs that will vest, subject to continued employment, on April 20, 2019 based on the Company’s achievement of a pre-tax income margin for the three years ending December 31, 2018 relative to the pre-tax income margin over the same period for a pre-defined group of airlines. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 50% and 200% depending on the Company’s relative performance, and no shares will be issued if threshold performance is not achieved.

(h)	The market value of RSUs was calculated by multiplying $52.03, the closing price of a share of our Common Stock on December 29, 2017, by the number of unvested RSUs outstanding under the award.

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Options Exercised and Stock Vested

The following table provides information regarding all exercises of SARs and the vesting of RSUs held by the named executive officers during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Doug Parker	90,000	359,100	242,657	10,963,916
Derek Kerr	213,001	8,977,211	77,074	3,463,023
Robert Isom	117,287	4,384,188	105,577	4,836,606
Maya Leibman	-	-	69,760	3,150,290
Steve Johnson	-	-	77,074	3,463,023

(a)	Represents the market price at the time of exercise of SARs, net of the exercise price.

(b)	Represents the closing market price of a share of our Common Stock on the date of vesting, multiplied by the number of shares that vested.

Pension Benefits

The following table summarizes the present value of the accumulated pension benefits of Ms. Leibman, the only named executive officer who participated in the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan as of December 31, 2017. On October 31, 2012, in connection with the Chapter 11 Cases, credited service and benefit accruals under both the AMR Retirement Benefit Plan and the defined benefit portion of the AMR Non-Qualified Plan were frozen for all participants (including Ms. Leibman).

	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Maya Leibman	AMR Retirement Benefit Plan	5.261	279,820	-
	AMR Non-Qualified Plan	5.261	50,501	-

Discussion Regarding the Pension Benefits Table

AMR Retirement Benefit Plan

The AMR Retirement Benefit Plan is a defined benefit plan that complies with ERISA and qualifies for an exemption from federal income tax under the Code. On January 1, 2002, all participants were given the choice to either continue accruing credited service in the AMR Retirement Benefit Plan or to freeze their AMR Retirement Benefit Plan credited service and begin to earn additional benefits in the Company’s defined contribution plan. Ms. Leibman elected the second option, so her credited service was frozen at January 1, 2002. On October 31, 2012, credited service and benefit accruals were frozen for all plan participants in connection with the Chapter 11 Cases. Effective upon the freeze of benefit accruals, affected employees received a replacement benefit under the AA 401(k) Plan in the form of matching employee contributions up to 5.5% of eligible earnings.

The AMR Retirement Benefit Plan was only available to employees hired prior to January 1, 2002 who had also completed 1,000 hours of service in one year prior to that date. To vest in the plan’s benefits, a participant must also (i) complete at least five years of service, (ii) reach age 65, or (iii) be permanently and totally disabled. Normal retirement age under the plan is 65. However, participants with at least ten years of retirement eligible service may retire at age 60 and receive unreduced benefits. Participants with at least 15 years of retirement eligible service may retire at age 55, but their benefits are reduced 3% for each year that the participant’s age is below age 60. Participants who terminate before age 60 with more than ten but less than 15 years of retirement eligible service may receive reduced retirement benefits starting at age 60. These benefits are reduced 3% for each year that the participant’s age is below age 65. AMR Retirement Benefit Plan benefits are paid as a monthly annuity and the participant may elect the form of annuity payments. Payment options include single life, joint and survivor, guaranteed period or level income. For the level income payment option, the monthly payments are reduced for the receipt of social security benefits.

The benefit payable to all participants (including Ms. Leibman) under the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan was determined using one of four formulas—the formula that provides the participant the greatest

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benefit is used. For purposes of the table above, we therefore have assumed that Ms. Leibman will receive benefits under the AMR Retirement Benefit Plan and the AMR Non-Qualified Plan pursuant to the “Social Security Offset Formula” where a participant’s annual benefit at normal retirement will equal the difference between (i) the product of (a) 2% of the participant’s final average compensation times (b) the participant’s years of credited service, and (ii) the product of (a) 1.5% of the participant’s estimated annual Social Security benefit times (b) the participant’s years of credited service, up to a maximum of 33.3 years of service.

AMR Non-Qualified Plan

The AMR Non-Qualified Plan supplemented the AMR Retirement Benefit Plan and the AA 401(k) Plan for participants whose compensation exceeded the maximum recognizable compensation limit allowed under the Code.

The AMR Non-Qualified Plan had two components: (i) a defined benefit component for participants in the AMR Retirement Benefit Plan before it was frozen, and (ii) a defined contribution component for officers who participate in the AA 401(k) Plan. The defined contribution component is discussed below under the “Non-Qualified Deferred Compensation Table” and the accompanying narrative.

As described above, in 2002, Ms. Leibman elected to freeze her AMR Retirement Benefit Plan credited service. As a result of this election, her credited service in the AMR Non-Qualified Plan was also frozen at January 1, 2002. All benefit accruals under the defined benefit portion of the AMR Non-Qualified Plan were frozen for all participants as of October 31, 2012 in connection with the Chapter 11 Cases.

Present Value Calculations

The values of accrued benefits under the AMR Retirement Benefit Plan are determined using the RP2014 Mortality Tables, adjusted to reflect Company specific mortality experience based on a 2014 experience study, and projected generationally using the MP-2017 projection scale. The amounts payable under the AMR Non-Qualified Plan are calculated using the November 2017 segment rates and the 2018 417(e) unisex mortality table prescribed by the IRS. Retirement benefits for both plans are then discounted to December 31, 2017 using an interest-only discount rate of 3.6%. The present value is the amount today that, with fixed interest earned over time, will equal the employees’ accrued retirement benefit at retirement. The present values for active employees generally assume retirement at age 60, which is the age when unreduced benefits may be available. The present value for terminated employees generally assumes retirement at the earliest age the officer is eligible to retire.

Nonqualified Deferred Compensation

The following table provides information with respect to the non-qualified deferred compensation earned by Ms. Leibman under the AMR Non-Qualified Plan for 2017. The defined contribution component of the AMR Non-Qualified Plan was frozen to new participants as of December 31, 2014 and frozen to Company matching contributions as of December 31, 2015.

	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2017 ($)
Maya Leibman	-	-	35,065	-	190,044

Discussion Regarding Non-Qualified Deferred Compensation Table

The defined contribution component of the AMR Non-Qualified Plan supplemented the AA 401(k) Plan for Ms. Leibman because her compensation exceeded the maximum recognizable compensation limit allowed under the Code. Contributions vested after three years of service, and participants are entitled to a distribution of their accounts upon a separation from the company. Investment options for the AMR Non-Qualified Plan mirror the AA 401(k) Plan investment options available to all participating employees. The defined contribution component of the AMR Non-Qualified Plan was frozen to new participants as of December 31, 2014 and frozen to Company matching contributions as of December 31, 2015.

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Potential Payments Upon Termination or Change in Control

This section describes payments that would be made to our named executive officers upon a change in control or following a qualifying termination of employment.

Mr. Parker

In April 2016, at his request the Compensation Committee approved the elimination of the Amended and Restated Employment Agreement with Mr. Parker dated November 28, 2007 and the Company’s obligations thereunder, including certain benefits in the event of a change in control or termination. Therefore, Mr. Parker is entitled only to termination and/or change in control benefits payable to Mr. Parker under general plans in which he participates, as well as certain accelerated vesting of RSUs, as described below.

Messrs. Kerr, Isom and Johnson

Upon the closing of the merger with US Airways, we assumed the executive change in control and severance benefits agreements entered into between US Airways and Messrs. Kerr, Isom and Johnson (the “Executive CIC Agreements”). In April 2017, at their request, all of our executive officers, including each of Messrs. Kerr, Isom and Johnson, who were party to Executive CIC Agreements voluntarily terminated their agreements. As a result of the voluntary forfeiture of these agreements, our executive officers, including Messrs. Kerr, Isom and Johnson, are no longer contractually entitled to any cash severance or continued healthcare benefits upon any termination and are entitled only to termination and/or change in control benefits under general plans in which they participate, as described below.

Prior to the termination of the agreements, the agreements provided that in the event of a termination by the Company (other than for “misconduct” or disability) or by the executive for “good reason”, in each case, within 24 months following a change in control, then subject to the execution of a release of claims and continued compliance with certain conditions, the named executive officer would have been entitled to receive: (i) a payment equal to two times the greater of the executive’s then-current annual base salary or the annual base salary immediately preceding a change in control; (ii) a payment equal to the greater of (x) 200% of the executive’s then-current target incentive award under the annual incentive program or (y) the executive’s actual incentive award under the annual incentive program for the immediately preceding year; (iii) a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for the executive and eligible dependents, provided the executive was eligible to elect COBRA continuation coverage upon his termination; (iv) extended exercisability of all vested stock options, SARs, or other similar stock awards for 18 months following the executive’s termination of employment, but not beyond the maximum term of the awards; and (v) a tax gross-up payment in an amount that would have an after-tax value equal to taxes that are imposed if any severance payments due the executive are considered to be greater than 110% of the amount that would cause any portion of the payments to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

The executive would also have been eligible to receive similar termination benefits upon a termination (if it could reasonably be demonstrated that the termination was at the request of a third party effecting the change in control) by us for any reason other than misconduct or disability, with certain modifications. In addition, the agreements also provided that upon a change in control, outstanding stock awards held pursuant to the 2005 Plan, or any successor plan, would become fully vested and exercisable and the executive would be entitled to top priority, first class, positive space flight privileges for the executive and his or her dependents, for the life of the executive.

AAG 2013 IAP, 2011 Incentive Award Plan and 2008 Equity Incentive Plan

Pursuant to the terms of grant agreements under the AAG 2013 IAP, the 2011 Plan and the 2008 Plan, all SARs and RSUs held by the named executive officers are fully accelerated in the event of either of the following: (i) termination by reason of death or “disability” or (ii) a “change in control” (each, as defined in the applicable plan and award agreements). In addition, the vesting of the RSUs may be accelerated by the Compensation Committee in its discretion upon retirement.

SARs granted under the 2011 Plan and the 2008 Plan provide for (i) an 18-month exercise period following termination of employment within 24 months following a change in control and (ii) a three-year exercise period following termination of employment due to death (or if the executive dies within three months after termination of employment other than for cause), disability, or “retirement,” but in each case not beyond the maximum term of the awards.

As of May 2015, at his request, 100% of Mr. Parker’s direct compensation is in the form of equity incentives. Mr. Parker ceased receiving any base salary and ceased his participation in the AAG 2015 STIP, the value of which was captured in Mr. Parker’s 2015 target equity incentive compensation. In connection with this adjustment, the Compensation Committee provided that in the event of Mr. Parker’s termination of employment for any reason prior to the vesting of his 2015 RSUs,

66	2018 Proxy Statement |

a portion of his equity award will vest to account for the value of Mr. Parker’s base salary and cash incentive award that otherwise would have been earned by him through the termination date.

2005 Equity Incentive Plan

SARs granted under the 2005 Plan provide for a longer exercise period following termination of employment, if the executive’s employment is terminated due to death (or if the executive dies within three months after termination of employment other than for cause), disability, or retirement. Retirement means termination of employment after age 65, or between the ages of 55 and 65 under rules established by the Compensation Committee. Currently, the Compensation Committee has not established any rules for retirement between the ages of 55 and 65.

2017 Short-Term Incentive Plan

Under the 2017 STIP, if an employee separates from service with us and our affiliates while actively employed due to death or disability prior to the payment of the award, but is otherwise eligible for the award, the employee will be treated as having been actively employed on the date of payment of the award.

Long-Term Disability and Life Insurance Benefits

Upon termination of employment and eligibility under long-term disability coverage for officers, a named executive officer would receive disability benefits in the amount of 66 2/3% of his base monthly salary, subject to a maximum of $20,000 per month. Benefits begin 90 days after the executive becomes disabled and continue until the executive reaches Social Security retirement age (or is no longer disabled). In the event of eligibility, assuming no offsets, we estimate that these benefits would be $20,000 per month for Messrs. Parker, Isom, Johnson and Kerr. In addition, US Airways obtained supplemental, portable, individual level term life insurance policies with various insurance carriers for each of Messrs. Parker and Kerr, in each case owned by the executive. The policies pay a death benefit equal to the coverage amount under each policy upon the death of the executive to a named beneficiary designated by the executive. The death benefits under these policies are fully insured and would be paid by the respective insurance carriers.

2018 Proxy Statement |	67

Estimated Potential Payments

The estimated amounts of the respective benefits for each of our named executive officers, assuming the triggering event occurred on December 31, 2017, are provided in the table below. The table below reflects the termination and/or change in control benefits payable to each named executive officer under general plans in which he or she participates, as well as certain accelerated vesting of RSUs, as described below. Except for insured benefits, all payments will be made by AAG.

Executive Benefits and Payments Upon Termination	Change in Control ($)	Death ($)	Disability ($)	Any Other Termination ($)
Doug Parker
Acceleration of Unvested RSUs(a)	28,099,738	28,099,738	28,099,738	4,262,000	(b)
Life Insurance(c)	-	2,000,000	-	-
Flight Privileges(d)	-	624,978	718,221	718,221
Total	28,099,738	30,724,716	28,817,959	4,980,221
Derek Kerr
Annual Incentive Award(e)	-	615,264	615,264	-
Acceleration of Unvested RSUs(a)	6,714,263	6,714,263	6,714,263	-
Life Insurance(c)	-	1,500,000	-	-
Flight Privileges(d)	-	135,887	187,759	187,759
Total	6,714,263	8,965,414	7,517,286	187,759
Robert Isom
Annual Incentive Award(e)	-	993,235	993,235	-
Acceleration of Unvested RSUs(a)	11,447,901	11,447,901	11,447,901	-
Flight Privileges(d)	-	286,684	378,281	378,281
Total	11,447,901	12,727,820	12,819,417	378,281
Maya Leibman
Annual Incentive Award(e)	-	615,264	615,264	-
Acceleration of Unvested RSUs(a)	6,601,462	6,601,462	6,601,462	-
Flight Privileges(d)	-	250,283	378,573	378,573
Total	6,601,462	7,467,009	7,595,299	378,573
Steve Johnson
Annual Incentive Award(e)	-	615,264	615,264	-
Acceleration of Unvested RSUs(a)	6,714,263	6,714,263	6,714,263	-
Flight Privileges(d)	-	265,912	385,501	385,501
Total	6,714,263	7,595,439	7,715,028	385,501

(a)	Aggregate value of unvested RSUs is calculated at a price of $52.03, the closing price of our Common Stock on December 29, 2017, multiplied by the number of unvested RSUs outstanding under each award.

(b)	Represents the vesting of the portion of Mr. Parker’s 2015 RSU awards that accounts for the value of Mr. Parker’s base salary and cash incentive award that otherwise would have been earned by him through the termination date.

(c)	Amount represents the life insurance proceeds payable to the named executive officer’s estate under his life insurance policy upon a termination due to death.

(d)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 3.6% and RP-2014 Employee Table, without collar or quartile adjustments, decreased by 3.5% at all ages, projected generationally with Scale MP-2017, and assumes a 1% annual increase in the cost of travel.

(e)	Amount represents the amount of the annual incentive award earned by the named executive officer under the 2017 STIP.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Parker, our CEO. American’s employment footprint is quite diverse—with some positions requiring initial education and licensing requirements as well as ongoing certification work. Compensation for positions with more rigorous requirements for continued employment and that draw from smaller applicant pools generally utilize higher pay bands than those positions with fewer educational and training requirements and larger applicant pools. For 2017, the median annual total compensation of all team members across American (other than our CEO) was

68	2018 Proxy Statement |

$62,394, while the annual total compensation of our CEO was $12,175,486, as included in the “Summary Compensation Table” above. Based on this information, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was estimated to be 195 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Determining the Median Employee

The Company chose December 31, 2017 as the date for establishing the employee population used in identifying the median employee and 2017 as the measurement period. We captured all full time, part-time and temporary employees as of that date, including team members employed at our three wholly owned subsidiaries and all international team members, consisting of approximately 138,512 individuals. We identified the median team member using eligible earnings as defined by our profit sharing program which consists primarily of base wages and excludes items such as cash incentive pay, Company paid employee expenses or allowances, disability, severance, and benefit pay earned during the measurement period for each employee. For purposes of this calculation, we included the $1,000 bonus paid to all team members as a result of recently legislated tax reform and profit sharing payments. We annualized earnings for permanent employees who joined in 2017, so these employees were assumed to have worked for the entire year. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Pay Ratio Comparisons

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

As the world’s largest airline, some of our unique characteristics may make comparisons to the pay ratios at other airlines or companies difficult. We employ over 130,000 team members, more than any other U.S. airline; our route network is vast and unique; and we insource more of our flying and services than our U.S. peers. For example, American operates three wholly-owned regional airlines, and approximately 20% of our total workforce is employed by those airlines. Additionally, our pay ratio includes approximately 6,400 international team members.

2018 Proxy Statement |	69

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our Common Stock that may be issued under all of our existing equity compensation plans as of December 31, 2017, which include the following:

•	the AAG 2013 IAP;

•	the 2011 Plan;

•	the 2008 Plan; and

•	the 2005 Plan.

Plan Category	(i) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(ii) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		(iii) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (i))
Equity Compensation Plans Approved by Security Holders(a)	4,324,405	-		32,681,442
Equity Compensation Plans Not Approved by Security Holders(b)	1,151,404	8.08	(c)	-	(d)
Total	5,475,809	8.08		32,681,442

(a)	The AAG 2013 IAP was approved by the Bankruptcy Court in connection with AMR’s bankruptcy plan and further approved by the Board of Directors on December 9, 2013. Under Delaware law, as part of the reorganization the AAG 2013 IAP was deemed to be approved by our stockholders. The AAG 2013 IAP replaces and supersedes the 2011 Plan. No additional awards will be made under the 2011 Plan or the other US Airways Group, Inc. plans. The AAG 2013 IAP authorizes the grant of awards for the issuance of 40,000,000 shares plus any shares underlying awards granted under the AAG 2013 IAP, or any US Airways Group, Inc. plan, that are forfeited, terminate or are cash settled (in whole or in part) without a payment being made in the form of shares. In addition, any shares that were available for issuance under the 2011 Plan as of the effective date of the AAG 2013 IAP may be used for awards under the AAG 2013 IAP; provided, that awards using such available shares under the 2011 Plan shall not be made after the date awards or grants could have been made under the 2011 Plan and shall only be made to individuals who were not providing services to AAG prior to the merger with US Airways. Consists of 4,324,405 RSUs.

(b)	US Airways Group, Inc. had three equity compensation plans, the 2011 Plan, the 2008 Plan and the 2005 Plan, all three of which were approved by US Airways Group ’s stockholders prior to the merger with US Airways, but have not been approved by our stockholders. These plans have shares that may become issuable pursuant to the exercise of outstanding options and SARs and the vesting of RSUs. As a result of the merger, all outstanding equity awards under these plans were converted into awards exercisable for shares of our Common Stock. Consists of 1,151,404 SARs.

(c)	Represents the weighted average exercise price of the outstanding SARs. The weighted average remaining term of these outstanding SARs is 0.9 years.

(d)	No shares are available for future grant under these plans.

70	2018 Proxy Statement |

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2017, none of our directors, officers or greater than 10% beneficial owners failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act.

2018 Proxy Statement |	71

OTHER MATTERS

Stockholder Proposals

Rule 14a-8 of the Exchange Act provides that certain stockholder proposals must be included in the proxy statement for an annual meeting of stockholders. For a stockholder proposal to be considered for inclusion in the proxy statement for our 2019 annual meeting of stockholders, our Corporate Secretary must receive the proposal at our principal executive offices no later than December 31, 2018. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials.

Pursuant to the Bylaws, in order for a stockholder to present a proposal at an annual meeting of stockholders, other than proposals to be included in the proxy statement as described above, the stockholder must deliver proper notice to our Corporate Secretary at our principal executive offices not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting or, if the date of the annual meeting is more than 30 days before or after such anniversary date, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. For the 2019 annual meeting of stockholders, notice must be delivered no sooner than February 13, 2019 and no later than March 15, 2019. Stockholders are advised to review the Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Additional information with regard to director recommendations or nominations for director candidates can be found beginning on page 13 and we encourage stockholders to review the procedures and deadlines relating thereto before taking action.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the 2019 annual meeting of stockholders must be delivered to our Corporate Secretary at our principal executive offices no earlier than December 1, 2018 and no later than the close of business on December 31, 2018. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2019 annual meeting of stockholders and must otherwise be in compliance with our Bylaws.

Annual Report and Available Information

Our Annual Report on Form 10-K for the year ended December 31, 2017 accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2017, including financial statements and financial statement schedules but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to Caroline B. Ray, Corporate Secretary, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. Copies also may be obtained without charge through the SEC’s website at www.sec.gov.

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ANNEX A

Reconciliation of Certain GAAP to Non-GAAP Financial Information

	2014	2015	2016	2017	Cumulative
	($) (in millions)
AAG GAAP Pre-tax Income As Reported	3,212	4,616	4,299	3,084	15,211
AAG Pre-tax Special Items(1)	956	1,674	772	756	4,158
AAG Pre-tax Income Excluding Special Items	4,168	6,290	5,071	3,840	19,369

(1)	For a detailed description of the AAG Pre-tax Special Items, refer to page 42 of AAG’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 21, 2018 and page 47 of AAG’s Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 22, 2017.

2018 Proxy Statement |	A-1

ANNEX B

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN AIRLINES GROUP INC.

[●], 2018

The undersigned duly authorized officer of American Airlines Group Inc., a Delaware corporation, hereby certifies the following:

1. The name of the corporation is American Airlines Group Inc. (the “Corporation”). The Corporation was originally incorporated under the name AA Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 16, 1982. On March 10, 1982, the name of the Corporation was changed to AMR Corporation. On December 9, 2013, in accordance with the provisions of Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”), the Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation. On December 9, 2013, in accordance with Sections 242 and 303 of the DGCL, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Amendment to the Amended and Restated Certificate of Incorporation, which amendment changed the name of the Corporation to American Airlines Group Inc. (and effected conforming changes). On December 9, 2013, in accordance with Sections 245 and 303 of the DGCL, the Corporation filed with the Secretary of State of the State of Delaware a Restated Certificate of Incorporation, which integrated the Amended and Restated Certificate of Incorporation and the Certificate of Amendment to the Amended and Restated Certificate of Incorporation.

2. The following amendment to the Restated Certificate of Incorporation is hereby adopted:

The second and third sentences of Article VIII shall be deleted in their entirety and replaced with the following:

Unless otherwise required by law, special meetings of the stockholders for any purpose or purposes may be called only (i) by the Chairman of the Board of Directors, (ii) by the Board of Directors, (iii) by the Chief Executive Officer, or (iv) by the Secretary of the Corporation, following his or her receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who hold, in the aggregate, at least 20% of the voting power of the outstanding shares of the Corporation determined in accordance with the provisions of the Corporation’s Bylaws and who otherwise comply with such other requirements and procedures set forth in the Corporation’s Bylaws, as now or hereinafter in effect.

3. This Certificate of Amendment of the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 of the DGCL.

4. This Certificate of Amendment of the Restated Certificate of Incorporation shall become effective immediately upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf on this [●] day of [●], 2018.

AMERICAN AIRLINES GROUP INC.

By:

Name:
Title:

2018 Proxy Statement |	B-1

AMERICAN AIRLINES GROUP INC.

4333 AMON CARTER BLVD.

FORT WORTH, TX 76155

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the cut-off date or the day before the date of the 2018 Annual Meeting of Stockholders. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the cut-off date or the day before the date of the 2018 Annual Meeting of Stockholders. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E46139-P02700-Z71795                 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

AMERICAN AIRLINES GROUP INC.
The Board of Directors recommends you vote FOR the following proposals, all of which are proposed by American Airlines Group Inc.:
1.	A proposal to elect 12 directors to serve until the 2019 Annual Meeting of Stockholders of American Airlines Group Inc. and until their respective successors have been duly elected and qualified.
		For	Against	Abstain
Nominees are:

	1a. James F. Albaugh	☐	☐	☐

	1b. Jeffrey D. Benjamin	☐	☐	☐

	1c. John T. Cahill	☐	☐	☐

	1d. Michael J. Embler	☐	☐	☐

	1e. Matthew J. Hart	☐	☐	☐

	1f. Alberto Ibargüen	☐	☐	☐

	1g. Richard C. Kraemer	☐	☐	☐

	1h. Susan D. Kronick	☐	☐	☐

	1i. Martin H. Nesbitt	☐	☐	☐

	1j. Denise M. O’Leary	☐	☐	☐

	1k. W. Douglas Parker	☐	☐	☐

	1l. Ray M. Robinson	☐	☐	☐

		For	Against	Abstain

2.	A proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of American Airlines Group Inc. for the fiscal year ending December 31, 2018.	☐	☐	☐

3.	A proposal to consider and approve, on a non-binding, advisory basis, executive compensation of American Airlines Group Inc. as disclosed in the proxy statement.	☐	☐	☐

4.	A proposal to amend the Restated Certificate of Incorporation to enable stockholders who hold at least 20% of the outstanding common stock of American Airlines Group Inc. to call special meetings.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following stockholder proposal:

5.	A shareholder proposal to enable stockholders who hold at least 10% of the outstanding common stock of American Airlines Group Inc. to call special meetings.	☐	☐	☐

If any other matters properly come before the 2018 Annual Meeting of Stockholders or any adjournments or postponements thereof, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors of American Airlines Group Inc. is not aware of any other business to be presented to a vote of the stockholders at the 2018 Annual Meeting of Stockholders.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

American Airlines Group Inc.

2018 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 13, 2018

9:00 a.m. local time

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

This admission ticket admits only the named stockholder.

Directions to Latham & Watkins LLP:

Latham & Watkins LLP is located at 885 Third Avenue, New York, New York 10022. This address is on Third Avenue between 53rd and 54th Streets. If arriving by taxi from any location, provide instruction to go to 53rd Street and Third Avenue to make the destination clear.

From Subway: The nearest subway stop to Latham & Watkins is the E or M train (Lexington Ave/53rd Street Station) or the #6 train (51st Street Station).

From Rail/Bus Station:

•	From Penn Station or Port Authority Bus Terminal: Take the E train uptown and get off at Lexington Avenue/53rd Street. Penn Station is where you would arrive if you were traveling on Amtrak.

•	From Grand Central Terminal: Take the #6 train uptown and get off at 51st Street.

Note: If you plan on attending the 2018 Annual Meeting of Stockholders in person, please bring, in addition to this admission ticket, a proper form of identification. The use of video or still photography at the 2018 Annual Meeting of Stockholders is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated. If you plan to attend the 2018 Annual Meeting of Stockholders and require special assistance, please contact Caroline Ray at 817-931-2321 to request any listening or visual aid devices by June 1, 2018.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders:

The Notice, Proxy Statement, Form of Proxy and Annual Report are available at www.proxyvote.com.

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E46140-P02700-Z71795

AMERICAN AIRLINES GROUP INC.

4333 AMON CARTER BLVD.

FORT WORTH, TX 76155

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 13, 2018

Proxy Solicited by the Board of Directors for the 2018 Annual Meeting of Stockholders to be held on June 13, 2018.

The undersigned hereby appoints W. Douglas Parker and Stephen L. Johnson, and each of them, as proxies, with full power of substitution, to vote all the shares of common stock of American Airlines Group Inc. that the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders of American Airlines Group Inc., to be held at Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 on Wednesday, June 13, 2018, at 9:00 a.m., local time, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF YOU DO NOT STATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2, 3 AND 4, AND “AGAINST” PROPOSAL 5. ANY ADDITIONAL BUSINESS AS MAY PROPERLY COME BEFORE THE 2018 ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON VOTING THE PROXY. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE 2018 ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 pm, Eastern Time, on June 12, 2018.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side